Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-276528
The information in this preliminary prospectus supplement and the accompanying prospectus, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 16, 2024
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 16, 2024)
INTER & CO, INC.
(incorporated in the Cayman Islands)
Up to 32,000,000 Class A Common Shares
This is a public offering of Class A common shares of Inter & Co, Inc., or Inter. We are offering all of the Class A common shares to be sold in this offering. The final public offering price will be determined through negotiation between us and the underwriters in the offering, and the recent market price used throughout this prospectus may not be indicative of the final offering price.
Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol “INTR.” On January 12, 2024, the last reported sale price of our Class A common shares on the Nasdaq Global Select Market was US$5.25.
We have two classes of common shares: our Class A common shares and our Class B common shares. The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common shares. Each Class A common share is entitled to one vote. Each Class B common share is entitled to 10 votes and is convertible into one Class A common share automatically upon transfer, subject to certain exceptions. Holders of Class A common shares and Class B common shares vote together as a single class on all matters unless otherwise required by law. Following this offering, our issued and outstanding Class B common shares will represent approximately 79% of the combined voting power of our outstanding common shares, assuming no exercise of the underwriters’ option to purchase additional shares. Our Class A common shares also trade in Brazil in the form of Brazilian Depositary Receipts, or BDRs. We are not offering BDRs in this offering.

Investing in our Class A common shares involves risks. See “Risk Factors” beginning on page S-32 of this prospectus supplement.

	Per Common Share	Total
Public offering price (1)	US$	US$
Underwriting discounts, fees and commissions paid by us (1)(2)	US$	US$
Proceeds, before expenses, to us (1)	US$	US$
__________________
(1)Assumes no exercise of the underwriters’ option to purchase additional Class A common shares.
(2)See “Underwriting” for a description of all compensation payable to the underwriters.

The underwriters have the option, exercisable in whole or in part, to purchase up to an additional 4,800,000 Class A common shares from us for 30 days after the date of this prospectus supplement. See “Underwriting—Option to Purchase Additional Class A Common Shares.”
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Class A common shares against payment in New York, New York on or about                 , 2024.

Global Coordinators
Goldman Sachs & Co. LLC		BofA Securities, Inc.
The date of this prospectus supplement is                , 2024

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement has been prepared by us solely for use in connection with the proposed offering of Class A common shares in the United States and elsewhere outside Brazil. Goldman Sachs & Co. LLC and BofA Securities, Inc. will collectively act as underwriters in this offering.
This offering has not been and will not be registered under any Brazilian securities law. Accordingly, our Class A common shares and the offering have not been and will not be registered with the Comissão de Valores Mobiliários. We are not offering BDRs in this offering.
We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus we prepare or authorize. Neither we nor the underwriters, nor any of their respective agents, have authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We, the underwriters and their respective agents take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. Neither we or the underwriters, nor their respective agents, are making an offer to sell the Class A common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents (except as otherwise indicated), and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of the Class A common shares. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.
This document is divided in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated January 16, 2024, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.
The offering is made in the United States and elsewhere solely on the basis of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should take this into account when making investment decisions.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A common shares and the distribution of this prospectus supplement or the accompanying prospectus outside the United States and in their jurisdiction.
Certain amounts and percentages included in or incorporated by reference in this prospectus supplement have been rounded for ease of presentation. Percentage figures included in this prospectus supplement have not been calculated in all cases on the basis of the rounded figures but on the basis of the original amounts prior to rounding.

For this reason, certain percentage amounts in this prospectus supplement may vary from those obtained by performing the same calculations using the figures in our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements as of and for the three and nine-month periods ended September 30, 2023 and 2022. Some of the percentages and other amounts included in this prospectus supplement were rounded for ease of presentation. For this reason, certain of the totals in the tables presented may not be the exact sum total of the amounts that precede them.
We have translated some of the real amounts included in this prospectus supplement into U.S. dollars. You should not construe these translations as representations by us that the amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated.
Contacting Inter
For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact our investor relations office at ir@inter.co.

The following references in this prospectus supplement have the meanings shown below:
•“Inter” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Inter & Co, Inc., together with its consolidated subsidiaries.
•The “underwriters” means Goldman Sachs & Co. LLC and BofA Securities, Inc. who will together act as the underwriters of this offering.
The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to Banco Central do Brasil. References in the prospectus supplement to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus supplement.
We incorporate by reference into this prospectus supplement our annual report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023, and any amendments thereto, if any (the “2022 Form 20-F”).
We incorporate by reference into this prospectus supplement the following current reports on Form 6-K:
•Our current report on Form 6-K furnished to the SEC on January 16, 2024 (File No. 001-41419; Accession No. 0001628280-24-001376), containing our unaudited condensed consolidated interim financial statements as of and for the three and nine-month periods ended September 30, 2023 and 2022.
•Our current report on Form 6-K furnished to the SEC on January 16, 2024 (File No. 001-41419; Accession No. 0001628280-24-001370), containing (i) a discussion of our results of operations for the nine-month period ended September 30, 2023 and 2022 and (ii) other information relating to recent developments (or the “Disclosure 6-K”).
We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.
Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: Avenida Barbacena, No. 1.219, 22nd floor, Belo Horizonte, State of Minas Gerais, 30190-131, Brazil, phone: +55 (31) 2138-7974, email: ir@inter.co.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that may be important to you and we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein carefully, including the section “Risk Factors— Certain Risks Related to Our Business” in the 2022 Form 20-F, incorporated by reference in this prospectus supplement; our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements as of September 30, 2023 and for the three and nine-month period ended September 30, 2023 and 2022, before deciding to invest in our Class A common shares. Additionally, acronyms used repeatedly, defined and technical terms, specific market expressions and the full names of our main subsidiaries and other entities referenced in this prospectus are explained or detailed in our 2022 Form 20-F and in our Disclosure 6-K.
Overview
Our mission is to empower people to manage their finances and daily activities, through a simple and seamlessly integrated digital experience. We aim to bring the breadth of possibilities of the offline world to the palm of our client’s hands, with the convenience and scalability of our digital native super app, or Super App.
As we began our journey as a digital bank, we were attracted to a market that we believed was ripe for disruption given the lack of focus on what truly mattered: the client. Therefore, we positioned Inter at the INTERsection of technology and banking, leveraging what we believe is the best of both worlds: the agility and innovation of a Fintech with the credibility, funding potential and expertise of a traditional bank.
Banking disruptors globally have begun their journeys starting from different edges of the addressable market, with convergence taking place subsequently. We believe this is the case in Latin America, where different players emerged to challenge incumbent financial institutions in a wide range of core competencies, including payments, secured loans, unsecured consumer credit and investments.
In the case of Inter, our initial value proposition was our free digital bank account, seeking to democratize access to financial services. Since then, we have evolved to become a relevant player within the Brazilian banking system.
As of September 30, 2023, we had a total of R$29,064.0 million in liabilities with customers, mostly comprised by time and demand deposits, and R$39,571.6 million in Funding from what we believe is a highly diversified portfolio from approximately 15.5 million active clients. During the third quarter of 2023, the accumulated interbank deposit rate (the CDI) in Brazil was 13.3%. In comparison, our Cost of Funding for the third quarter of 2023 was 8.2%, or 61.7% of the the CDI accumulated during the same period. Based on data from the Central Bank, we estimate that during the same period the average cost of funding of incumbent and digital banks in Brazil was between 76% and 100% of CDI, respectively. We believe this cost advantage is due to our higher concentration of deposits. As of September 30, 2023, liabilities with customers and interbank deposits represented 76.9% of our Funding. Based on data from the Central Bank, we estimate that as of that same date incumbent and digital banks in Brazil had an average of 54% and 53%, respectively.

We believe that consumers seek a unique and digital experience to manage the complex activities in their daily lives, from paying bills in a fully digital format to buying daily essentials through an integrated e-commerce solution. To satisfy these clients, we built our Super App, which we believe is one of the most comprehensive mobile applications globally in terms of breadth of services.
We allow clients to capitalize on the full extent of our technology to solve many of their daily financial and non-financial needs across one single Super App, which include the following business verticals:
•Inter Banking & Spending – a fully digital account that allows clients to pay bills, spend on and offline, and transfer funds, among many other features.
•Inter Credit – lending solutions that enable clients to fund their life ambitions.
•Inter Shop & Commerce Plus – our marketplace solutions for clients to efficiently purchase goods and an ever-growing set of on-demand services to address our clients’ daily activities.
•Inter Invest – an open marketplace for investment products that empower clients to invest for their future.
•Inter Insurance – insurance brokerage services that enable our clients to protect all the important assets and aspects of their lives.
•Global – solution for Brazilian clients who are traveling abroad and for Brazilian residing in the US. This category of products brings many of our core financial and commerce ecosystems to a global experience.
•Loyalty – our reward program, which drives retention and activation in all verticals listed above, offering multiple opportunities for clients to earn and use points inside our SuperApp.
We strive to deliver this ever-growing immersive digital experience to our clients through a winning formula that is based on four key “pillars”:
(a)Full Bank Depository Capabilities – We have a fully licensed bank inside of Inter&Co (Banco Inter S.A.), which enables us to take free demand deposits and operate more efficiently.
(b)Consistent Culture of Innovation – Across our organization, we have cultivated an “Orange Blood” culture that sparks creativity among all Inter’s employees.

(c)Technology Platform – We have developed a technology platform that enables us to combine banking and commerce ecosystems in a single Super App, launch new products faster, constantly enhance existing capabilities, operate more efficiently, and reduce operating costs.
(d)Proprietary Data & Analytics – We have data capabilities that enable us to learn more about our clients and offer tailored solutions, personalized client service and underwrite more efficiently.
Inter’s business and growth is driven by our self-fulfilling flywheel:
We believe that our brand drives strong organic client acquisition and low client acquisition costs. In the first nine-months of 2023, we continued to attract new clients at an average of 1 million new active clients per quarter, the highest rate of organic growth in our history (that is, not including when we acquired Inter Payments in the first quarter of 2022). Powered by awareness and referrals, we strive to keep our client acquisition costs at below industry-average levels. In the third quarter of 2023, we decreased our client acquisition cost by 8% compared to the third quarter of 2022.
Note: Client acquisition cost, or CAC, represents our managerial estimate of the average cost of adding a new client to our platform, considering operating expenses for opening an account, such as onboarding personnel, embossing and sending cards, and digital marketing expenses with a focus on client acquisition, divided by the number of accounts opened in the quarter. We use CAC to monitor our costs and ability to efficiently grow our number of clients.

With each new client, we capture behavioral and transaction data which we leverage to enhance activation, up-sell and cross-sell, and inform clients about the breadth of our product range, resulting in more engagement. As engagement increases, we generate more data which we use to tailor and improve the client experience. This better client experience results in more word-of-mouth referrals, helping to drive product awareness and strengthen our brand.
Our Products and Solutions
We believe that we offer one of the most complete set of products and solutions in Brazil. We have developed what we believe to be a complete banking ecosystem, and, when considering to launch a new product, we conduct a thorough analysis to estimate our marginal expected return in relation to our expected research and development investment. We have designed our product strategy with the purpose to deepen client relationships, improve unit economics, and strengthen our market position by creating:
•High Value Products – to generate more revenue per active client,
•High Volume Products – to generate more engagement per active client, and
•High Variety of Products – to capture more wallet share per active client.
We believe that our digital-native, client-centric culture allowed us to deliver a highly differentiated user experience to our over 15 million active clients as of September 30, 2023. Also, we have developed a truly global payments platform combining a fully digital backbone integrated with other payments platforms.
Sources: Central Bank, Caixa Economica Federal, ABECIP and internal data. Note: All figures as of September 2023. Note 1: Total Addressable Portfolio for FGTS Loans (credit backed by the balance in the debtor’s Brazilian compulsory pension plan) considers that each consumer will agree to collateralize loans with an aggregate amount equivalent to five years of permitted withdrawals from their FGTS account. Note 2: Internal estimates. Note 3: Considers transactions within the Instant Payment System (SPI) only.

Our platform has already consolidated more than ten products with more than one million active customers across different verticals, such as PIX, FGTS-backed loans (loans collateralized by the balance in the debtor’s Brazilian compulsory pension plan), debit cards, cards insurance, and others. Besides demonstrating our range of revenue diversification, we believe this also demonstrates our capabilities to provide diversified product lines and engage clients effectively across them.
Additionally, we have been increasingly evolved in our ability to accelerate the adoption of our products by our clients. As shown in the chart below, we were able to reach 1 million active clients in six quarters for our most recent product launches: PIX and Inter Loop. We expect that faster and consistent client engagement as well as organic cross-selling will continue to boost our client lifetime value and our results.

Active Clients per Product
in MM
Older
Newer
Funding Products
Lending Products
Transactional Products
12.1 MM
Pix[1]
14.0 MM
Deposits
6.8 MM
Debit Card[2]
5.6 MM
Bill Payment (Boleto)[2]
3.9 MM
Inter Loop
3.6 MM
Credit Cards[2]
2.7 MM
CDB
2.3 MM
Top-Ups[2]
1.2 MM
FGTS
1.3 MM
Savings Dep.[2]
1.0 MM
Cards Insurance
0
1
2
3
4
5
6
7
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
Quarters of Relationship[1]

Note 1: Scale reduced to fit graph, PIX had 12.1 million clients 12 quarters after its launch. Note 2: Products launched before the first quarter of 2019, first quarter included in the chart was the first quarter of 2019 to fit the chart.
We believe our focus on client engagement has shown some promising results. We have observed that our average revenue per active client, or ARPAC, tends to steadily increase among our client cohorts as the cohorts age. As our clients become more engaged with the Super App and start engaging with products with higher profit margins such as loans, investments and cards, the value they generate for us increases. We believe that our focus on client engagement and offering innovative products and services contributes to this trend.

Gross ARPAC By Cohort In R$, monthly

90
75
60
45
30
15
0
R$/month
3Q23
1Q18
Client's Avg. Income: 2.0K | Client's Avg. Age: 26
FGTS
Home Equity
Investment
Insurance
Bank Account
Debit Card
Services
Credit Card
Higher Engagement
Bank Account
Debit Card
Services
Credit Card
Increasing Principality
Client Journey
Illustrative
Bank Account
Debit Card
Earlier adoption
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23
Quarters of Relationship

Complete Banking
Banking is the foundation to build our client base and generate attractive low-cost funding. We help our clients to manage their money, providing a complete digital checking account where we can deliver a broad range of financial solutions through the Super App.
Integrated Commerce
In addition to helping clients better manage their money, we also help them use their money more effectively. Through the Super App, our clients can shop on-line in a wide variety of stores, as well as purchase a plane ticket and book hotels, for example.
When we bring the Inter Financial and Inter Commercial ecosystems of our business together, we believe that we can provide better value to our clients and produce an information advantage for our platform. We use this synergy to grow client engagement and increase our ability to monetize the relationships that we are building on the banking side of the business.
Global Capabilities
This is the newest initiative of our business. We are extending the value we have created in banking and commerce across borders. We are expanding our Super App into the United States and began to offer a global account to our Brazilian clients traveling to or living in the US. According to the Brazilian Foreign Ministry, in 2022 there were nearly 2 million Brazilians living in the US, and, according to the US National Travel and Tourism Office (NTTO), 1.6 million Brazilian tourists traveled to the US in 2023. These potential clients know us and are a clear fit for the products in our global vertical.

This simple strategy results in seven business verticals, offered in one single Super App: (i) Inter Banking & Spending; (ii) Inter Credit; (iii) Inter Shop & Commerce Plus; (iv) Inter Invest; (v) Inter Insurance; (vi) Global; and (vii) Loyalty.
Below we describe each of them in more detail:
Inter Banking & Spending
With our banking platform, we can deliver financial solutions through our digital checking account, where we provide access to a wide range of products, including bill payments, transfers, withdrawals, debit cards, instant payments (PIX), among others, for individuals and small businesses.
Additionally, with all the transactional data from increased client engagement, we learn more about their financial lives and leverage these insights to improve our products, our underwriting and our cross-selling of other business verticals such as Inter Shop & Commerce Plus, Inter Invest and Inter Insurance.
With respect to the PIX market, according to data from the Central Bank, there were 9.7 billion individual PIX transactions with a total volume of R$3.8 trillion in the third quarter of 2023. During this same period, we were involved in 761 million PIX transactions with a total volume of R$198 billion.
In the third quarter of 2023, 8.5 million different Inter credit and debit cards were used to make purchases or payments, a 23% increase compared to the corresponding quarter of 2022, while the Total Payment Volume (Cards + PIX TPV) keeps increasing among all client cohorts as illustrated in the graph below.

Cards + PIX TPV per Active Client
Note: Graph considers PIX, credit card and debit card transacted volume per client cohort.
As of September 30, 2023, roughly 64% of our active clients have their primary banking relationship with us. When we compare among cohorts, we can see an acceleration in the primary relationship trends, with our newer clients surpassing the 70% mark within their four quarters of commencing their relationship with us.
Inter Credit
We believe the strength of our primary digital banking client relationship generates a strong competitive advantage. It enables us to grow our Gross Loan Portfolio efficiently and optimize our underwriting through the wealth of data that our platform provides coupled with machine learning and AI.
This optimized underwriting process has also allowed us to maintain stable asset quality trends over 2023 despite a challenging macroeconomic scenario, with non-performing loans over 90 days (NPL > 90 days) roughly stable during 2023, at 4.7% as of September 30, 2023, compared to 4.1% as of December 31, 2022. On non-performing loans from 15 to 90 days (NPL 15 to 90 days) we presented a slightly better trend at 4.3% as of September 30, 2023, compared to 4.1% as of December 31, 2022.
We also believe we kept an adequate amount of provisions to cover our NPL>90 days. As of September 30, 2023 and December 31, 2022, our provisions for expected credit loss represented 132% of our NPL>90 days, what we call coverage ratio.
As of September 30, 2023, we had a total of 29.4 million clients. Our loans and advances to custumers divided by our number of clients as of that same date was R$921 and our Gross Loan Portfolio divided by our number of clients as of that same date was R$962. We believe these figures indicate that we still have significant potential to expand our credit portfolio through our existing clients, given their underleveraged profile. For comparison, as of December 31, 2023, the Brazilian minimum wage was R$1,320 per month.
Note: Gross Loan Portfolio is a Non-GAAP financial measure calculated as the sum of loans and advances to customers and loans to financial institutions.See “Special Note Regarding Non-GAAP Financial Measures” in our Disclosure 6-K.
Our loan book has evolved over the past few years: We went from a regional bank offering only real estate and payroll loans to a fully diversified lender offering a broad suite of credit products across all of Brazil.
Our product lines within this business vertical include real estate, SMB, payroll and personal loans, and credit cards. Our gross loan portfolio has reached R$28.3 billion as of September 30, 2023, representing a 15.5% increase compared to December 31, 2022. We distribute our products digitally, in our Super App. We aim to help clients to borrow more efficiently and at a lower cost by leveraging their most valuable assets, including their salary, real estate, and retirement funds.
Some of our product highlights of 2023 were: (i) Home-equity loans, in which we currently have approximately a 5.6% market share of the Brazilian portfolio, based on data from the Brazilian Association of Real Estate Loans and Savings Companies (Associação Brasileira das Entidades de Crédito Imobiliário e Poupança - ABECIP) and is a product which we believe has a high profit margin, and (ii) FGTS-backed loans (loans collateralized by the balance in the debtor’s Brazilian compulsory pension plan), which we have been originating exclusively through our Super App.
Note 1: Home Equity includes both business and individuals’ portfolio.
However, despite our robust growth over the past few years and gain in market share across our products, we believe we have other opportunities for further growth such as payroll, credit card and others.
We estimate that the total addressable market in Brazil for loan portfolios is R$5 trillion. As of September 30, 2023, we have a market share of 13.7% of individual and bank accounts and 9.4% of corporate bank accounts in Brazil, based on data from the Central Bank. However, we believe that we can still grow our market share in credit products as it is currently below our market share for number of accounts.
Compared to our peers, we had a signficant increase in clients with a loan balance exceeding R$200 between September 30, 2022, and September 30, 2023. This highlights our ability to effectively leverage our extensive client base and drive sustainable growth in our business. The chart below describes the evolution in the number of clients with a loan balance above R$200 normalized on base 100 as of September 30, 2022.

Source: Central Bank and internal data. Note 1: Including only financial institutions with more than 4 millions clients in September, 2023.
Inter Shop & Commerce Plus
In November 2019, we launched our e-commerce platform, Inter Shop & Commerce, and our on-demand services platform, Commerce Plus. Our initial vision for the e-commerce offering stemmed from our desire to continue increasing our ability to leverage on our primary banking relationship status to improve our ability to garner client attention, frequency, recurrence and bundling.
Inter Shop & Commerce Plus delivered R$ 4.0 billion in GMV in 2022, representing a 13% increase compared to the year ended December 31, 2021.
We are able to generate significant revenues by bringing clients and sellers together, and these revenues can be used to boost our margins or to provide clients with cashback to increase engagement and retention.

Increasing our GMV enables us to generate more revenues and take rates, as well as provide clients with cashback to increase engagement and retention. Take rate corresponds to the fees that online marketplaces (such as Inter Shop) collect for enabling third-party transactions.
The integrated experience of the Inter Shop & Commerce Plus in the Super App allows us to maximize the array of potential offerings to our clients. For example, we can offer our clients a differentiated Buy Now Pay Later payment option in a closed-loop channel, which we believe improves our margins and returns. We can also use the Inter Shop & Commerce Plus platform to provide clients with incentives to save and help fund our balance sheet via deposits.
We deliver five core value propositions to our Inter Shop & Commerce Plus clients that underpin our differentiation. Those are:
(a)A Broad Product Suite: approaching 1 million Stock Keeping Unit (SKUs) across over 700 merchants;
(b)Superior Personalization: As a result of our ability to capture client behavioral data across Inter’s platforms, we provide highly customized special offers and promotions to our clients;
(c)Safety and Reliability: Our clients feel safe purchasing through the Super App knowing that we will keep their personal and financial information secure;
(d)Attractive Incentives: offering cashback to clients and attractive product exposition to retailers;
(e)SuperLimit: For those clients who prefer to increase their spending power and/or build their credit profile faster, we offer an option to receive a credit extension, called our “SuperLimit,” instead of cashback.
Commerce Plus offers solutions such as: (i) Doctor Inter (a telehealth platform); (ii) Inter Cel (Mobile Virtual Network); (iii) Duo Gourmet (subscription service for restaurant discounts and promotions); (iv) Inter Travel (book flights and hotels conveniently in-app); and (v) Gift Cards.
Inter Invest
Inter Invest was conceived as an all-in-one platform to offer a complete range of investment solutions and products to our clients. We offer clients the ability to invest in over 495 investment funds from 170 different asset managers, including fixed-income funds, mutual funds, top-tier hedge funds, and direct investments in bonds and stocks.
The success of our brokerage business has enabled us to continuously expand our offerings. We have built a sizable asset management platform, Inter Asset, which provides mutual funds developed in-house and customized solutions. We have also developed a robust capital markets platform for corporate clients, providing debt securities, trading, and custody services. As a result, we now have a self-reinforcing ecosystem that provides us with two important competitive advantages:
(a)We have a distribution channel for corporate issuers from our large investor base; and

(b)We have the ability to distribute the securities of our corporate issuer clients, which attracts more investors who are looking for diverse investment opportunities.
Additionally, through our Super App we enable our clients to seamlessly access Apex’s platform, which allows our clients to open an account with Apex and access a stock trading platform provided by Apex for investments in the United States in selected securities listed on stock exchanges (currently Nasdaq and NYSE) within our Super App. This feature allows clients to further diversify their risk into stocks in the United States and allocation strategies.
We segment our clients into four categories based on their assets under custody, as shown in the graph below. For the low AUC clients that prefer a self-service model, we offer a fully Digital experience that we can service profitably given our low-cost, tech-enabled platform. For higher AUC clients, we offer three types of personalized wealth advisory services: One, Black & WIN.
Regardless of the service level, our digital brokerage offering is completely democratized: we provide the same trading capabilities and products to everyone. We believe in the importance of empowering our clients with the resources to make the most informed investment decisions. That is why education in the form of research and community engagement content is a core part of our experience, as many of our clients are first-time investors and require additional information and/or suggestions on optimal investment portfolio allocation. For beginners, we provide educational content along with robo-advisory tools where a virtual investment assistant will ask a few questions, analyze the client’s profile and goals, and propose tailored-made investment options. For more experienced investors, we offer sell-side research reports produced by Inter’s macro, fixed income and equities research teams, and advanced trading tools.

As of September 30, 2023, we had 4.2 million active clients using Inter Invest, over 74% growth since September 30, 2022. Our penetration, defined as active investment clients divided by total clients, is 14% - which we believe highlights the growth potential of the segment even within our own current client base. In terms of Assets Under Custody (AUC), as of September 30, 2023, we have reached approximately R$83 billion, corresponding to a 33% growth compared to September 30, 2022, with R$19,761 in average AuC per active client as of September 30, 2023.
In addition to offering clients a wide range of investment alternatives, in a transparent and low-cost format, this business vertical stimulates cross-selling and helps us to achieve the position of primary bank of choice for our clients, which we believe leads to higher retention and lower churn over time.
Our initiatives and features at Inter Invest have been widely recognized: we were recognized as the Best Digital Brokerage in Brazil by iBest, in 2021. We intend to continue to develop new solutions to support our clients in their investments needs, aiming to continuously increase client wallet share over time.
Inter Insurance
We provide insurance brokerage services that enable our clients to protect important assets and aspects of their lives.

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We sell over 26 different types of insurance solutions via a simple and integrated experience. As we collect more data from our clients, we are able to learn more about their protection needs and add new products to service them. For example, in the last quarter of 2022, we began to offer three new products: PIX insurance, Pet insurance and SME insurance.
We continue enhancing our insurance brokerage platform and transforming the way our clients engage with financial services by decreasing transaction costs at each transaction journey that our clients take with us, such as embedding a gadget insurance in an Inter Shop & Commerce Plus purchase, or embedding a travel insurance in an

Inter Travel sale. Revenues for Inter Insurance in 2022 grew 128.4% compared to its revenues in 2021. We were also able to increase the number of active clients of Inter Insurance to approximately 1.6 million on September 30, 2023 from 255 thousand on December 31, 2020.
We have also entered into agreements with Liberty Seguros and Sompo Seguros to distribute their insurance products, which provide for exclusivity in Brazil for up to 15 years for certain products. We have also partnered with Wiz – an insurance broker which has a 40% equity stake in Inter Insurance, to boost our insurance distribution platform.
Global
With our comprehensive Super App, we see the opportunity to take our Financial and Commerce solutions across borders. In January 2022, we acquired Inter&Co Payments, a remittance platform and global digital account provider with almost 150,000 clients, in order to accelerate our expansion plan.

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We segment our Global products into two categories: (i) Brazilians; and (ii) US Residents.

While we remain at the beginning of our journey of expanding across borders, we are excited about the progress we have made so far. We have grown the number of Global Accounts to approximately 2 million accounts as of September 30, 2023, an increase of more than 80% over the beginning of 2023.
Loyalty
In May, 2023, we launched our seventh vertical, Loyalty. Through the product we called “Inter Loop”, we are using our robust banking structure as the backbone of our new rewards program and connecting all verticals to offer multiple options for our clients to earn and use points inside the Super App. We believe this new vertical shows a strong promise of opportunities for cross-selling, increasing engagement and monetization.
With Inter Loop, instead of being limited to cashback, our clients will earn points and have freedom to choose how to use them. Options to consume points include, in addition to other options we may launch in the future:
1.Cashback
2.Discounts in Inter shop;
3.Airline miles;
4.Investments; and
5.Donations to multiple charities.
We believe the breadth of our platform facilitates opportunities for our clients and us, with integration with our marketplace being the most obvious synergy. In that sense, we intend to leverage Inter Loop to promote cross-selling potential and create new revenue streams, such as from the sale of points, subscriptions, and others.
Inside Inter Loop, we innovated with “Conta com Pontos” which bring our clients a new way to earn points, and which also changes our banking reserve-requirements dynamics. These demand deposits are invested in certificates of deposit, and the yields are converted into points that are credited into clients’ accounts through Inter Loop.

In addition, this results in our demand deposit balances being transferred to time deposits (which yield close to the Brazilian interbank deposit rate, or the CDI), decreasing our required reserves held at the Central Bank (yielding zero) and freeing up resources for re-allocation.
As of September 30, 2023, Inter Loop had reached almost four million active clients, which on average, spend more than non-Inter-Loop clients. We believe this reinforces the value of our rewards program in generating increased customer loyalty and engagement.
Operational Highlights
In addition to the qualitative overview provided above, our company's performance can also be measured through several key performance indicators and Non-GAAP financial metrics, such as described below:
We have focused on diversifying our revenue streams by offering a range of products for clients of all ages, while at the same time keeping our costs controlled and promoting shareholder return. As of November 30, 2023, our number of clients increased to 30.1 million clients from 24.7 million, 16.4 million, 8.5 million and 4.1 million as of December 31, 2022, December 31, 2021, December 31, 2020 and December 31, 2019, respectively.
Our Efficiency Ratio also improved significantly to 52% during the third quarter of 2023 from 75% on the third quarter of 2022, due to our cost efficiency initiatives.
These efforts have contributed to a higher level of overall profitability, with an increase of 7.4 p.p. in ROAE to 5.7% in the third quarter of 2023 from -1.7% in the third quarter of 2022. Overall, we believe we are well-positioned to continue growing and delivering value to our clients and shareholders and well on our way to achieve our ’60-30-30’ goal, which is seeking to reach 60 million clients, a 30% Efficiency Ratio and 30% ROAE. This ’60-30-30’ goal is not a guidance or a projection of our current results and merely reflects an internal target, which we may or may not reach. Our ability to reach this goal is subject to economic, competitive, regulatory and financial market conditions and our business decisions in the future, among among other factors that are inherently subject to significant uncertainties and contingencies. See “Risk Factors” in our 2022 Form 20-F and “Forward-Looking Statement” in this prospectus supplement and in our 2022 Form 20-F.
As part of our cost-cutting efforts, we decreased our total number of employees to 3,266 as of September 30, 2023 from 4,057 as of September 30, 2022. During the same period, we were able to increase our number of active clients to 15.5 million as of September 30, 2023 from 11.6 million as of September 30, 2022.
In the third quarter of 2023, our Fee Revenue Ratio was of 35%, which indicates that our non-credit-related operations represented 35% of our revenues.

For more information on how we calculate the Non-GAAP Financial measures described above, see “Special Note Regarding Non-GAAP Financial Measures” in our Disclosure 6-K furnished to the SEC on January 16, 2024.
Selected Preliminary Estimated Results for Fourth Quarter 2023 and and Full Year 2023
The following section contains our preliminary estimates relating to certain operational and financial information as of and for the three-month period and year ended December 31, 2023. This information is preliminary and has not been audited or reviewed by our auditors. Our actual results as of and for the three-month period and year ended December 31, 2023 may vary from these estimated preliminary results and will not be finalized until after we close this offering. Factors that could cause actual results to differ from those described below are set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our 2022 Form 20-F.
We expect our number of active clients to range between 16.3 million and 16.5 million clients on December 31, 2023, representing an expected growth ranging between 29.3% and 31.1% over our active clients on December 31, 2022.
We expect profit before income tax to be between R$195 million and R$205 million for the three-month period ended December 31, 2023, compared to a loss before income tax of R$20.3 million for the three-month period ended December 31, 2022.
We expect profit for the period is expected to be between R$150 million and R$155 million for the three-month period ended December 31, 2023, representing an expected increase between 420.6% and 438.0% compared to the three-month period ended December 31, 2022.
We expect Gross Loan Portfolio, a non-GAAP financial measure, to be between R$30.5 billion and R$31.5 billion as of December 31, 2023, representing an expected increase between 24.3% and 28.3% compared to December 31, 2022.
We expect Funding, a non-GAAP financial measure, to be between R$43.0 billion and R$44.0 billion as of December 31, 2023, representing an expected increase between 32.2% and 35.3% compared to December 31, 2022.

We expect return on average equity (ROAE), a non-GAAP measure, to be between 8.0% and 8.3% for the three-month period ended December 31, 2023, representing an expected increase between 6.4 p.p. and 6.7 p.p. compared to the three-month period ended December 31, 2022.

	For the three-month period ended December 31,			As of or for the Year Ended December 31,
	2023	2022	Variation	2023	2022	Variation
	(Estimated)	(Actual)		(Estimated)	(Actual)
	(in millions of R$, except %)
Consolidated Income Statement Data
Profit / (loss) before income tax	195.0 - 205.0	(20.3)	n.m.	426.5 - 436.5	(178.6)	n.m.
Profit / (loss)	150.0 - 155.0	28.8	421% - 438%	342.5 - 347.5	(14.1)	n.m.
Consolidated Balance Sheet Data
Gross Loan Portfolio	N/A	N/A	N/A	30.5 - 31.5	24.5	24.3% –28.3%
Funding	N/A	N/A	N/A	43.0 - 44.0	32.5	32.2% –35.3%
KPIs
Return on average equity (ROE)	8.0% - 8.3%	1.6%	6.4p.p.- 6.7p.p.	4.7% - 4.7%	(0.2)%	n.m.
Active Clients (million clients)	N/A	N/A	N/A	16.3 - 16.5	12.6	29.3% - 31.1%
For more information on how we calculate the Non-GAAP Financial measures described above, see “Special Note Regarding Non-GAAP Financial Measures” in our Disclosure 6-K.
Cautionary Statement Regarding Selected Preliminary Estimated Results
The selected preliminary estimated results for the three-month period ended December 31, 2023 and for the year ended December 31, 2023 are preliminary, unaudited and reflect our management’s current estimates.
While we have prepared these preliminary results in good faith and based on information available at the time of preparation, no assurance can be made that actual results and other information presented will not change as a result of our management’s review of results and other factors. These preliminary results are subject to finalization and closing of our accounting books and records (which have yet to be performed) and should not be viewed as a substitute for quarterly or annual financial statements prepared in accordance with IFRS. These preliminary results depend on several factors, including weaknesses in our internal controls and financial reporting process (as described under “Risk Factors”) and our ability to timely and accurately report our financial results. In addition, the estimates and assumptions underlying these preliminary results include, among other things, economic, competitive, regulatory and financial market conditions and business decisions that may not be accurately reflected and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described in the section entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” There can be no assurance that the underlying assumptions or estimates will be realized; in particular, while we do not expect that our selected preliminary estimated results will differ materially from our actual results for the three-month period ended December 31, 2023 and for the year ended December 31, 2023, we cannot assure you that our estimated preliminary results will be indicative of our financial results for the three-month period ended December 31, 2023 and for the year ended December 31, 2023. As a result, the selected preliminary estimated results cannot necessarily be considered predictive of actual operating results for the periods described above, and this information should not be relied on as such. You should read this information together with the sections of our 2022 Form 20-F entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements, including the notes thereto, included in our 2022 Form 20-F.

The selected preliminary estimated results presented above were prepared by and are the responsibility of our management. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the financial information contained in these preliminary estimated results. Accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the preliminary estimated results. The report of the independent registered public accounting firm included elsewhere in this prospectus relates to our historical financial information. Such report does not extend to these preliminary estimated results and should not be read to do so.
By including in this prospectus a summary of selected preliminary estimated results regarding our financial and operating results, neither we nor any of our respective advisors or other representatives has made or makes any representation to any person regarding our ultimate performance compared to the information contained in these preliminary estimated results, and actual results may materially differ from those described above. We do not undertake any obligation unless required by applicable law to update or otherwise revise these preliminary estimated results set forth herein to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.
Our Subsidiaries and Key Investees
Banco Inter
Banco Inter S.A. is the main subsidiary of Inter&Co, Inc. It is a fully licensed bank, which offers a fully digital account that allow clients to pay bills and transfer cash, amongst other financial features.
For information about Banco Inter S.A., see “Item 4. Information on the Company - A.History and Development of the Company”
Inter Seguros
Inter Seguros brokers various types of insurance through a specialized and structured team to serve several business sectors, including, but not limited to corporate insurance, digital insurance and bank insurance. We have a 60% equity stake in Inter Seguros, with the remaining 40% stake held by Wiz.
Inter Seguros’ main focus is on the sale of insurance through our digital platform, offering the sale of a full range of products, such as Life insurance, Health insurance, Pet insurance, Travel insurance, among others. The products distributed by Inter Seguros are underwritten by our commercial partners: Liberty Seguros, Sompo Seguros, MetLife, Icatu, SulAmérica and Bamaq.
Inter DTVM
Inter DTVM is a securities distributor and funds administrator, established in August 2013, licensed by the CVM, which allows us to operate a digital platform in the investment market. The Central Bank authorized Inter DTVM to operate as a distributor of securities on November 20, 2013, having effectively started operations on the same date. The main activities of Inter DTVM are fiduciary management, asset management, distribution of investment products, controlling, custody, bookkeeping, and public offerings.
Inter Asset
Inter Asset is an asset manager that operates with investment funds, private wealth management, managing investment funds and private pension plans. Inter Asset’s purpose is to manage (i) securities portfolios and resources for third parties; and (ii) investment funds in general in the financial and securities market. We hold approximately 70% of Inter Asset through Banco Inter (with the remaining 30% held by Inter Asset’s founding shareholders).

Inter Shop & Commerce Plus
Inter Shop & Commerce Plus, through our subsidiary Inter Marketplace Intermediação de Negócios e Serviços Ltda, engages in sales promotion by offering non-financial products and services through partnerships available in our app. The sales experience and connection with our commercial partners occurs in three ways: (i) gift cards, (ii) affiliates and (iii) end-to-end. The first is the sale of prepaid cards from physical stores and/or online within the Inter application, for use in the partner store’s purchasing environment. In the second partnership model, Inter’s client searches in our Super App for the e-commerce page of the store from which they want to make a purchase and is then redirected to the website of the selected store (not hosted within our Super App). The latter model involves building the entire client purchase experience within our Super App.
Inter Shop & Commerce Plus offers other products in this partnership business model, such as: (i) Inter Pass, which consists of a subscription for a benefit program membership that provides additional cashback for members in multiple products and services offered by Inter; and (ii) Inter Cel, which is a mobile virtual network operator offered by the mobile carrier Vivo (Telefônica Brasil). Inter Shop & Commerce Plus also operates a coffee shop in some cities in Brazil through its subsidiary Inter Café Ltda. (“Inter Café”), an online retailer that sells Inter branded products (such as gadgets, notebooks and apparel) through its subsidiary Inter Boutiques Ltda. (“Inter Store”), a food business through its subsidiary Inter Food S.A. (“Inter Food”), and a travel and entertainment platform through its subsidiary Inter Viagens e Entretenimento Ltda. (“Inter Viagens”). It also offers benefits related to vehicles, such as the "Shell Box" which provides discounts on fuel refills, and "Car Tag" which is a partnership with vehicle tag companies.
Granito
Granito operates as a payment institution and credit card acquirer, developing customized products for its clients, which enhances the experience of corporate account holders that will have access to a wider range of products and services. As of the date of this prospectus supplement, we, through Banco Inter, hold 50% interest in Granito, the remaining interest being held by Banco BMG S.A., following our and BMG’s purchase each of an additional 5% stake from the founders of Granito in 2023.
Our investment in Granito is part of our strategy of acquiring or investing in innovative companies with a technology focus.
Acerto
In February 2021, we acquired a 60% equity interest in Acerto, which is a digital debt renegotiation platform, which is a core pillar of our client retention strategy. Acerto’s founders (who are also Acerto’s executives) hold the remainder of Acerto’s capital stock. Additionally, Acerto has its own long-term incentive plan providing for the acquisition of its shares by the beneficiaries of the plan. The exercise of such options by the beneficiaries may reduce our equity stake in Acerto by up to 2.5%.
IM Designs
In July 2021, we acquired a 50% equity interest in IM Designs. IM Designs is a company specialized in the development of new technologies and immersive tools which use 3D technology to develop project to visualize environments with virtual reality, augmented reality and mixed reality. IM Designs is dedicated to reshaping how people interact with the digital world, pushing to create an integrated, immersive, and personalized virtual reality without borders. To build this reality, they have created an ecosystem, providing seamless connections between users, creators, developers, and businesses. This ecosystem leads the way to brand new 3D experiences. With user focus and social impact leading the way, IM Designs seeks to revolutionize digital experiences by allowing collaborative and creative development on a unified platform. Featuring core values such as synergy and inventiveness, this company aims to connect individuals to limitless possibilities in the world of technology. The ultimate goal is to create immersive and interconnected digital spaces, making the future one that is more exciting and inspiring.

Inter&Co Payments. (Formerly USEND or Pronto Money Transfer Inc.)
In January 2022, we acquired Inter&Co Payments, Inc. (“Inter&Co Payments”), a California corporation, for a combination of cash and options convertible into Inter&Co Class A Shares. Certain managers, including the company’s founders, have continued to manage the business as officers of Inter&Co Payments. Inter&Co Payments operates in the U.S., Brazil and Canada and provides foreign exchange and payment services, offering, among other products, a digital account solution for both international money transfers and domestic use. Inter&Co Payments has licenses to act as a money transmitter in more than 40 states in the United States and can offer services to U.S. residents such as digital wallet, debit card and bill payment, among others.
YellowFi
On January 24, 2023, we acquired Inter US Finance, LLC (formerly YellowFi Mortgage LLC) (“Inter Mortgage”) and Inter US Management LLC (formerly YellowFi Management LLC) (“Inter US Management”), each a Florida limited liability company, for a combination of cash and Class A common shares. Antonio Cassio Segura, former CEO of BB Americas, who is the manager and founder of both YellowFi companies, will continue to manage these businesses. Inter Mortgage owns, manages and operates a mortgage lending and origination business in the states of Colorado, Florida and Georgia, and Inter US Management manages and operates the Brickell Bay Mortgage Opportunity Fund, a residential mortgage notes investment fund that holds promissory notes from various investors throughout the United States.
Our Client Service and Support
Online is our main channel of contact with clients.
In 2019, we launched our virtual service assistant, Babi, automating a portion of the calls and messages we receive and reducing client waiting time. In 2020, Banco Inter increased the capacity of its virtual service assistant, Babi, which brought greater robustness and agility in service, automating part of the calls received via chat and reducing the waiting time for clients. In 2021, Inter focused on expanding service channels, integrating new BPOS, developing and integrating with the new CRM, and service tools, such as Salesforce, both with the aim of creating more stability, reduce queues and increase performance and quality. In 2022, we continued to focus on simplifying our clients' lives beyond creating new day-to-day transactions at digital journeys, and Babi also became our WhatsApp engine orchestrating a new channel which has been well-succeeding for servicing and sales.
Through these initiatives, we processed over 9.6 million client inquiries that were solved in real time by artificial intelligence during 2023.
As more than 99% of our interactions are resolved in the first contact, we believe that currently most of our clients’ basic demands and transactions are already being resolved through our virtual assistant, which reduces our costs.
Geographic Presence and client profile
We are headquartered in Belo Horizonte, in the state of Minas Gerais, Brazil. Our digital strategy completely eliminates the need for physical retail branches and allows us to achieve broad coverage with low operational costs. We have clients in several Brazilian cities and, since the USEND acquisition, we also operate in the United States.

Inter Clients by States
Percentage of Inter clients by region, as of September 30, 2023
Source: IBGE

Note: Percentage of Brazilian population refers to percentage of the overall Brazilian population in the applicable age bracket. Income represented in Minimum Wages (“MW”); Source: IBGE
We believe that we have a significant opportunity to grow alongside our clients as approximately 70% of our client base are under the age of 35, and almost 50% are under 25 years old. We offer a wide range of products catering to all age groups, from digital accounts for young children, to INSS payroll loans for those who are retired.
Technology
Technology is the backbone of our operations. Our agility and capabilities enable us to perform a full cycle of product development in a short timeframe. With the extensive use of data, our employees can quickly measure the results of our product launches, receive immediate feedback from our client base, and make improvements by focusing our resources to deliver the best solutions to our clients. We call this powerful intelligence and analytics engine “InterMind”, combining insights machine, A.I. and a 360º vision of our clients.
Our new product launches create opportunities for monetization upside, with very limited initial capital deployment. This process also enables us to easily enter new business verticals, which we carefully select based on the extensive data sets that we have.
Our product launching capabilities and speed to market is enabled by an entrepreneurial team and our access to a modern cloud-based tech-stack backed by a modular architecture that enables our approach of continuously expanding our products and services. Our application layer is composed of over 2,500 microservices in a modern, de-coupled and cloud-native architecture enabling agility, security, and scalability to foster our business verticals.
In 2021, we launched the proprietary Inter API gateway, which manages and enables all communications across our microservices at a lower cost compared to using a 3rd party solution. As we develop and launch new products, we only need to add new microservices and plug in to the current infrastructure, without rebuilding the existing one. This modularity was a critical part of what allowed Inter to expand its range of products with “plug-and-play” speed and agility.
We believe our software architecture is innovative and very well integrated, as it includes solutions such as cloud storage, proprietary API Gateway, artificial intelligence for data analysis, security systems that enable integration with technology tools from vendors and partners, among many others. We also continuously invest in the modernization of software and technology that allow for greater security, reliability and scalability.
Corporate Information
Inter is incorporated as an exempted company with limited liability in the Cayman Islands. Our principal executive office at Avenida Barbacena, No. 1.219, 22nd floor, Belo Horizonte, State of Minas Gerais, 30190-131, Brazil. Our investor relations office can be reached at ir@inter.co and our website address is https://investors.inter.co/en/. Information provided on our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus supplement and the accompanying prospectus before investing in our Class A common shares including “Risk Factors,” “Description of Share Capital,” our audited consolidated financial statements and our unaudited condensed consolidated interim financial statements as of September 30, 2023 and for the three and nine-month periods ended September 30, 2023 and 2022.

Class A common shares offered by us	32,000,000 Class A common shares (or 36,800,000 shares if the underwriters exercise in full their option to purchase additional shares).

Class A common shares to be outstanding immediately after this offering	317,153,435 Class A common shares (or 321,953,435 shares if the underwriters exercise in full their option to purchase additional shares).

Class B common shares outstanding	117,037,105 Class B common shares.

Voting rights
Holders of our Class A common shares are entitled to one vote per share, and the holders of our Class B common shares are entitled to 10 votes per share.
Each Class B common share may be converted into one share of Class A common shares at the option of the holder.
If, at any time, the aggregate voting power of Class B common shares then outstanding is less than 10% of the aggregate voting power of Class A common shares and Class B common shares outstanding, then each Class B common share will automatically convert into one Class A common share.
In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, except for certain transfers to heirs and successors and/or affiliates of such holder of Class B common shares, one or more trustees of a trust established for the benefit of the shareholder or their affiliates, partnerships, corporations and other entities owned or controlled by the shareholder or their affiliates, organizations that are exempt from taxation under section 501(3)(c) of the United States Internal Revenue Code of 1986, as amended, as well as to a non-affiliate transferee that agrees in writing with us to make a tender offer or exchange offer to all holders of Class A common shares.
Holders of Class A common shares and Class B common shares will vote together as a single class on all matters unless otherwise required by law.

Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares,(1) holders of Class A common shares will hold approximately 21.3% of the combined voting power of our outstanding common shares and approximately 73.0% of our total equity ownership and (2) holders of Class B common shares will hold approximately 78.7% of the combined voting power of our outstanding common shares and approximately 27.0% of our total equity ownership.
If the underwriters exercise their option to purchase additional shares in full, (1)holders of ClassA common shares will hold approximately 21.6% of the combined voting power of our outstanding common shares and approximately 73.3% of our total equity ownership and (2)holders of ClassB common shares will hold approximately 78.4% of the combined voting power of our outstanding common shares and approximately 26.7% of our total equity ownership.
The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common shares.

Option to purchase additional shares
We have granted the underwriters the right to purchase up to an additional 4,800,000 Class A common shares within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts, on the same terms as set forth in this prospectus.

Listing	Our Class A common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “INTR.”

Use of proceeds	We intend to use the net proceeds from this offering and cash on hand for general corporate purposes and to pay related fees and expenses. See “Use of Proceeds.”

Dividend policy	The amount of any distributions will depend on applicable law and many other factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. We do not anticipate paying any cash dividends in the foreseeable future.

Lock-up agreements	We, our controlling shareholder and our directors and officers are entering into a 90-day lock-up agreement in connection with this offering.

Risk factors
See “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before deciding to invest in Class A common shares.

The number of Class A and Class B common shares to be outstanding after this offering does not include:
•the issuance of 1,620,375 Class A common shares issuable upon the settlement of outstanding restricted stock units, or RSUs, granted under the 2022 Omnibus Incentive Plan;
•the issuance of 7,799,805 Class A common shares issuable upon the settlement of RSUs and/or stock options and/or restricted stock and/or stock appreciation rights which are still to be granted under the 2022 Omnibus Incentive Plan;

•the issuance of 115,799 Class A common shares issuable upon the exercise of outstanding share options (with a weighted average exercise price of R$1.80 granted under Program 1 of the Fourth Stock and/or Units Option Plan of Banco Inter;
•the issuance of 2,519,138 Class A common shares issuable upon the exercise of outstanding share options with a weighted average exercise price of R$21.50 granted under Program 2 of the Fourth Stock and/or Units Option Plan of Banco Inter;
•the issuance of 2,815,750 Class A common shares issuable upon the exercise of outstanding share options with a weighted average exercise price of R$15.50 granted under Program 3 of the Fourth Stock and/or Units Option Plan of Banco Inter; and
•the issuance of 489,386 Class A common shares issuable upon the exercise of outstanding share options with a weighted average exercise price of US$1.92 granted under the Inter & Co Payments, Inc. Amended and Restated 2020 Equity Incentive Plan.
Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to 4,800,000 additional Class A common shares, in connection with the offering.

RISK FACTORS
This offering and an investment in our Class A common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below as well as those contained in the 2022 Form 20-F, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information in this prospectus supplement before making an investment decision regarding our Class A common shares. These risks are those that we currently believe may adversely affect our business or the trading price of our Class A common shares. In general, investing in the securities of issuers whose operations are located in emerging market countries such as Brazil involves a higher degree of risk than investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.
If any of the risks discussed in or incorporated by reference in this prospectus supplement and the accompanying prospectus actually occur, alone or together with additional risks and uncertainties that we are not currently aware of or do not currently deem material, our business, financial condition, results of operations and prospects may be materially adversely affected. If this were to occur, the value of our Class A common shares may decline and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes thereto. You should also carefully review the cautionary statements referred to under “Forward-Looking Statements.” Our actual results could be materially lower than those anticipated in this prospectus supplement.
Risks Relating to the Offering and Our Class A Common Shares
An active trading market for our common shares may not be sustainable. If an active trading market is not maintained, investors may not be able to resell their shares at or above the offering price and our ability to raise capital in the future may be impaired.
Although our Class A common shares are listed and being traded on Nasdaq, an active trading market for our shares may not be maintained following this offering. If an active market for our Class A common shares is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. Currently, most of our Class A common shares trade in the form of BDRs in Brazil, on B3. As of January 7th, 2024, 63% of our outstanding Class A common shares were held in the form of BDRs, the average daily trading volume of our Class A common shares on Nasdaq in 2023 was US$ 1.0 million and the average daily trading volume of our BDRs on B3 on the same period was R$ 46.4 million (or approximately US$ 9.6 million, based on the commercial selling rate for U.S. dollars as of December 31, 2023 as reported by the Central Bank).
Sales of substantial amounts of our Class A common shares in the public market, or the perception that these sales may occur, could cause the market price of our Class A common shares to decline.
Sales of substantial amounts of our Class A common shares in the public market, or the perception that these sales may occur, could cause the market price of our Class A common shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our Articles of Association, we are authorized to issue up to 20,000,000,000 shares, of which 434,190,540 common shares will be outstanding following this offering. We, our controlling shareholder and our directors and officers have agreed not to offer, sell or transfer any Class A common shares or securities convertible into, or exchangeable or exercisable for, Class A common shares, for 90 days after the date of this prospectus. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our Class A common shares.
In addition, we have adopted the 2022 Omnibus Incentive Plan, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See “Directors, Senior Management and Employees—Long-Term Incentive Plan” in our 2022 Form 20-F. We intend to register all common shares that we may issue under the 2022 Omnibus Incentive Plan. Once we register these common shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and any other applicable restrictions. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Class A common shares could decline. If a large number of our Class A common shares or securities convertible into our Class A common shares are sold in the public market after they become eligible for sale, the sales could reduce the trading price of our Class A common shares and impede our ability to raise future capital.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.
The trading market for our Class A common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or too few securities or industry analysts commence coverage of our company, the trading price for our Class A common shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Class A common shares or publish inaccurate or unfavorable research about our business, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline.
We do not anticipate paying any cash dividends in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. We do not intend to pay any dividends to holders of our Class A common shares. As a result, capital appreciation in the price of our Class A common shares, if any, will be your only source of gain on an investment in our Class A common shares.
The disparity in the voting rights among the classes of our shares may have a potential adverse effect on the price of our Class A common shares, and may limit or preclude your ability to influence corporate matters.
Each Class A common share will entitle its holder to one vote per share on all matters submitted to a vote of our shareholders. Each holder of our Class B common shares will be entitled to 10 votes per Class B common share so long as the voting power of Class B common shares is at least 10% of the aggregate voting power of our outstanding common shares. The difference in voting rights could adversely affect the value of our Class A common shares by, for example, delaying or deferring a change of control or if investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common shares to have value. Because of the ten-to-one voting ratio between our Class B and Class A common shares, the holders of our Class B common shares collectively will continue to control a majority of the combined voting power of our common shares and therefore be able to control all matters submitted to our shareholders so long as the Class B common shares represent at least 9% of all outstanding shares of our Class A and Class B common shares. This concentrated control will limit or preclude your ability to influence corporate matters within the power of our shareholders for the foreseeable future.
Future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions, such as certain transfers to heirs and successors and/or affiliates of such holder of Class B common shares, one or more trustees of a trust established for the benefit of the shareholder or their affiliates, partnerships, corporations and other entities owned or controlled by the shareholder or their affiliates, organizations that are exempt from taxation under section 501(3)(c) of the United States Internal Revenue Code of 1986, as amended, as well as to a non-affiliate transferee that agrees in writing with us to make a tender offer or exchange offer to all holders of Class A common shares. The conversion of Class B common shares to Class A common shares will have the effect, over time, of increasing the relative voting power of those holders of Class B common shares who retain their shares in the long term. For a description of our dual class structure, see “Additional Information— Memorandum and Articles of Association—Voting Rights” in our 2022 Form 20-F.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.
We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the board of directors of a solvent Cayman Islands exempted company is required to consider the company’s interests, and the interests of its shareholders as a whole, which may differ from the interests of one or more of its individual shareholders. See “Additional Information— Memorandum and Articles of Association— Principal Differences between Cayman Islands and U.S. Corporate Law” in our 2022 Form 20-F.
As a foreign private issuer we will have different disclosure and other requirements than U.S. domestic registrants.
As a foreign private issuer, we may be subject to different disclosure and other requirements than domestic U.S. registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. rules which permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.
We follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.
Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.
Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with IFRS. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued by the IASB. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.
We cannot predict if investors will find our Class A common shares less attractive because we will rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and our share price may be more volatile. See “Additional Information— Memorandum and Articles of Association— Principal Differences between Cayman Islands and U.S. Corporate Law” in our 2022 Form 20-F.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Class A common shares.
Section 5605 of Nasdaq equity rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, the nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and we will follow home-country practice in lieu of the above requirements.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A common shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.
Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.
Our corporate affairs are governed by our Articles of Association, by the Companies Act (As Revised) of the Cayman Islands (“Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.
While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation of a company that takes place by way of a scheme of arrangement. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the

Grand Court of the Cayman Islands, or Grant Court, for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.
Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Under Cayman Islands’ law, derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability for such actions. A minority shareholder may bring a derivative action against a board of directors only in very limited circumstances, or seek to wind up a company on a just and equitable ground. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court.
Under Cayman Islands statutory law, a transferee to a scheme or contract involving the transfer of shares in a Cayman Islands company, which has been approved by holders of not less than 90% in value of the shares affected, has the power to compulsorily acquire the shares of any dissenting shareholders. An objection to such acquisition can be made to the Grand Court by any dissenting shareholder but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion. A Cayman Islands company may also propose a compromise or arrangement with its shareholders or any class of them. If shareholders representing at least 75% in value of shareholders of each class in attendance and voting agree to the compromise or arrangement then, subject to Grand Court approval of the same, it is binding on all of the shareholders. A shareholder may appear at the Grand Court hearing by which the company seeks the Grand Court’s approval of the compromise or arrangement to oppose it.
United States civil liabilities and certain judgments obtained against Inter & Co by Inter & Co shareholders may not be enforceable.
We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of Inter & Co’s directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and Inter & Co officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.
Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.
We may raise additional capital in the future by issuing equity securities, which may result in a potential dilution of your equity interest.
We may issue additional equity securities to raise capital, make acquisitions, or for a variety of other purposes. Additional issuances of our shares may be made pursuant to the exercise or conversion of convertible debt securities, warrants, stock options or other equity incentive awards. Any strategic partnership, issuance or placement of shares and/or securities convertible into or exchangeable for shares may affect the market price of our shares and could result in dilution of your equity interest.
If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected, and you could suffer losses.
We are not registered, and do not intend to register, as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which investment companies are permitted to conduct their business activities. Our assets are primarily our indirect equity stake in Banco Inter, which we believe is not an investment company pursuant to the exemption set forth in Rule 3a-6 under the Investment Company Act (which covers foreign banks).
We expect that our operations will be conducted through wholly or majority-owned operating subsidiaries so that we and each of our subsidiaries are not an investment company under the Investment Company Act. As a consequence of seeking to avoid the need to register under the Investment Company Act on an ongoing basis, we may be restricted from holding certain securities or may structure our operations in a manner that would be less advantageous than would be the case in the absence of such requirements.
Additionally, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with our affiliates, could make it impractical for us to continue our business as currently conducted and could have a material adverse effect on our financial performance and operations.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.
This prospectus supplement includes estimates and forward-looking statements principally under the captions “Prospectus Supplement Summary” and “Risk Factors.”
These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.
These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference and include statements regarding our intent, belief or current expectations in connection with:
•recent developments relating to actual events or concerns relating to liquidity constraints, defaults and non-performance by financial institutions;
•the impact of the ongoing wars in the Middle East and in Ukraine, and the impact of these events on the global economy, which are highly uncertain and difficult to predict;
•our future growth opportunities, expected earnings, expected capital expenditures, and future financing requirements;
•our ability to expand our business into markets outside of Brazil and in particular our ability to integrate the operations and obtain the benefits that we intend to achieve through our acquisition in the United States of USEND (now Inter&Co Payments, Inc.);
•general economic, political and business conditions both in Brazil and internationally, including in Brazil, developments and the perception of risks in connection with investigations and increasingly fractious relations among the Brazilian president and his administration, members of the Brazilian Congress and members of the Supreme Court, as well as policies and potential changes that have been or are proposed to be implemented, including economic and tax reforms, any of which may negatively affect growth prospects in the Brazilian economy as a whole;
•the socioeconomic, political and business environment in Brazil, including, but not limited to, foreign exchange rates, employment levels, population growth and consumer confidence;
•inflation as well as fluctuations in the real to the U.S. dollar and in interest rates;
•changes in applicable rules and regulations, including, but not limited to, those relating to taxation, employment, information technology, data privacy, and cybersecurity;
•our ability to implement our growth strategies;
•our ability to adequately finance our operations on favorable terms;
•our ability to satisfactorily serve our clients;

•our ability to attract and retain companies to offer their merchandise through our Inter Shop & Commerce Plus platform;
•our competitors and competitive position;
•changes in consumer preferences and consumer demand for our products and services;
•difficulties in maintaining and/or improving our products or in addressing client complaints and any negative publicity involving our products and services;
•increases in our operating costs, particularly in relation to our workforce; and
•other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our 2022 Form 20-F, which is incorporated by reference herein.
The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. We do not undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus supplement because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus supplement might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering of Class A common shares, after deducting underwriting discounts (but not deducting the estimated offering expenses payable by us), will be approximately US$164.6 million (or R$824.5 million using an exchange rate of R$5.0076 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2023 as reported by the Central Bank) assuming (1) no exercise of the underwriters' option to purchase additional shares of our Class A common shares and (2) an offering price per common share of US$5.25, which is the last reported sale price of our common shares on the Nasdaq on January 12, 2024 . We intend to use the net proceeds from this offering, together with cash on hand for general corporate purposes and to pay related fees and expenses.

CAPITALIZATION
The table below sets forth our total capitalization (defined as the sum of liabilities with financial and similar institutions, liabilities with customers, securities issued, derivative financial liabilities, borrowing and onlending, and total equity), as follows:
•on an actual basis; and
•on an as adjusted basis to reflect the receipt of US$164.6 million (or R$824.5 million using an exchange rate of R$5.0076 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2023 as reported by the Central Bank) of expected net proceeds from the issuance and sale of the Class A common shares offered hereby (but not the application of the proceeds therefrom), after deducting underwriting discounts (but not deducting the estimated offering expenses payable by us) assuming (1) no exercise of the underwriters’ option to purchase additional shares of our Class A common shares and (2) an offering price per common share of US$5.25, which is the last reported sale price of our common shares on the Nasdaq on January 12, 2024.

	As of September 30, 2023
	Historical (US$ million)(1)	Historical (R$ million)	As Adjusted(2) (US$ million)(1)	As Adjusted(2) (R$ million)
Liabilities with financial and similar institutions	1,880.8	9,418.2	1,880.8	9,418.2
Liabilities with customers	5,804.0	29,064.0	5,804.0	29,064.0
Securities issued	1,490.2	7,462.6	1,490.2	7,462.6
Derivative financial liabilities	4.2	21.1	4.2	21.1
Borrowing and onlending	17.5	87.6	17.5	87.6
Total equity	1,471.4	7,368.2	1,636.0	8,192.7
Total capitalization(3)	10,668.1	53,421.7	10,832.7	54,246.2
__________________
(1)For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.0076 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2023 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.
(2)As adjusted basis to reflect the receipt of US$164.6 (or R$824.5 using an exchange rate of R$5.0076 to US$1.00, the commercial selling rate for U.S. dollars as of September 30, 2023 as reported by the Central Bank) of expected net proceeds from the issuance and sale of the Class A common shares offered hereby (but not the application of the proceeds therefrom), after deducting underwriting discounts (but not deducting the estimated offering expenses payable by us) assuming (1) no exercise of the underwriters’ option to purchase additional shares of our Class A common shares and (2) an offering price per common share of US$5.25, which is the last reported sale price of our common shares on the Nasdaq on January 12, 2024.
(3)Total capitalization equals the sum of liabilities with financial and similar institutions, liabilities with customers, securities issued, derivative financial liabilities, borrowing and onlending, and total equity. This definition of total capitalization may vary from the definition used by other companies.
Except as described above, there have been no material changes to our capitalization since September 30, 2023.

TAXATION
The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder (and the other authorities described below) as of the date hereof, which are subject to change.
Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares.
Cayman Islands Tax Considerations
Cayman Islands Taxation
The following is a discussion on certain Cayman Islands income tax consequences of an investment in Class A common shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of the Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Class A common shares, as the case may be, nor will gains derived from the disposal of Class A common shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of our Class A common shares or on an instrument of transfer in respect of a Class A common share.
We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:
The Tax Concessions Law Undertaking As To Tax Concessions
In accordance with the Tax Concessions Law the following undertaking is hereby given to the Company:
(a)That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
(b)In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
(i)on or in respect of the shares debentures or other obligations of the Company; or
(ii)by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.
These concessions shall be for a period of twenty years from the 2nd day of February, 2021.

United States Federal Income Tax Considerations
The following is a summary of material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of our Class A common shares by a U.S. Holder (as defined below).
This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.
This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of Class A common shares. In particular, this summary is directed only to U.S. Holders that hold Class A common shares as capital assets and does not address particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax-exempt entities, regulated investment companies, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 10% or more of our stock by vote or value, persons holding Class A common shares as part of a hedging or conversion transaction or a straddle, former U.S. citizens and residents, nonresident alien individual present in the United States for a period or periods aggregating 183 days or more during the taxable year, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of Class A common shares.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Class A common shares that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such Class A common shares.
You should consult your own tax advisors about the consequences of the acquisition, ownership, and disposition of Class A common shares, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.
Taxation of Dividends
As discussed above under “Risk Factors — Risks Relating to the Offering and Our Class A Common Shares”, we do not intend to pay any dividends to holders of our Class A common shares. In the event that we do pay dividends, and subject to the discussion below under “— Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to our shares that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you actually or constructively receive the dividend and will not be eligible for the dividends-received deduction allowed to corporations under the Code.
We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.
If you are a U.S. Holder, dividends paid in a currency other than U.S. dollars generally will be includible in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day you actually or constructively receive the dividends. Any gain or loss on a subsequent sale, conversion or other disposition of such non-U.S. currency by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States.

Subject to certain exceptions for short-term holding periods, the U.S. dollar amount of dividends received by an individual with respect to the shares will be subject to taxation at a preferential rate if the dividends give rise to “qualified dividend income.” Dividends paid on the shares will give rise to qualified dividends income if:
•the shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Department of the Treasury, or Treasury Department, determines is satisfactory for purposes of this provision and that includes an exchange of information program; and
•we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.
Our Class A common shares are listed on Nasdaq, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our financial statements, our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not believe that we were treated as a PFIC for our 2023 taxable year and do not anticipate becoming a PFIC in our current taxable year or in the reasonably foreseeable future. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.
Dividend distributions with respect to our Class A common shares generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
U.S. Holders that receive distributions of additional Class A common shares or rights to subscribe for Class A common shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.
Taxation of Dispositions of Shares
Subject to the discussion below under “—Passive Foreign Investment Company Status,” upon a sale, exchange or other taxable disposition of Class A common shares, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Class A common shares. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if the Class A common shares have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.
Gain, if any, realized by a U.S. Holder on the sale or other disposition of Class A common shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes.
Passive Foreign Investment Company Status
Special U.S. tax rules apply to non-U.S. companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if, taking into account our proportionate share of the income and assets of our subsidiaries under applicable “look-through” rules, either:
•75 percent or more of our gross income for the taxable year is passive income; or
•50 percent or more of the value of our assets (generally determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income.
For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income. An exception to these rules applies for certain income derived in the active conduct of a banking business, or the Active Banking Exception.
Based on our financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not believe that we were treated as a PFIC for our 2023 taxable year and do not anticipate becoming a PFIC in our current taxable year or in the reasonably foreseeable future. However, the determination whether we are a PFIC must be made annually after the close of each taxable year and based on the facts and circumstances at that time, such as the valuation of our assets, including goodwill and other intangible assets, which may depend on the value of our Class A common shares and BDRs at the time and can be expected to vary over time. In addition, although we consider ourselves to be actively engaged in an active business, certain of our income may be treated as passive income, unless it is eligible for the Active Banking Exception, and related assets may be considered passive assets unless the Active Banking Exception applies. We believe that the Active Banking Exception, as interpreted by Treasury regulations, including the Proposed Regulations, should apply to treat such income and related assets as active, but such treatment is not certain. Moreover, while the Proposed Regulations permit taxpayers to rely on them, it is possible that the Treasury Department will not follow the approach of the Proposed Regulations when issuing final regulations, in which case the Active Banking Exception might not apply to our income or related assets and it is possible that we could be treated as a PFIC. Accordingly, there can be no assurance that Inter & Co or Banco Inter will not be treated as a PFIC for any taxable year.
If we are classified as a PFIC, and you do not make a mark-to-market election, as described below, you will be subject to a special tax at ordinary income tax rates on “excess distributions,” by us and gain that you recognize on the sale of your Class A common shares. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period you hold your Class A common shares.
Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of the Class A common shares at death.
If a non-U.S. corporation is a PFIC for any taxable year during which a U.S. Holder holds its shares, the non-U.S. corporation will continue to be treated as a PFIC with respect to such U.S. Holder’s investment for all succeeding years even if we cease to meet the threshold requirements for PFIC status, unless (i) the non-U.S. corporation ceases to be a PFIC and (ii) the U.S. Holder makes a special “purging” election under the PFIC rules.
If we are a PFIC and we have any direct, and in certain circumstances, indirect subsidiaries that are PFICs, or a Subsidiary PFIC, a U.S. Holder will be treated as owning its pro rata share of the stock of each such Subsidiary PFIC and will be subject to the PFIC rules with respect to each such Subsidiary PFIC.
You can avoid the unfavorable rules described in the preceding paragraphs by electing to mark your Class A common shares to market, provided the Class A common shares are considered “marketable.” The Class A common shares will be marketable if they are regularly traded on certain qualifying U.S. stock exchanges, including Nasdaq, or on a foreign stock exchange that meets certain requirements. If you make this mark-to-market election, you will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of your Class A common shares at the end of your taxable year over your basis in those Class A common shares. If at the end of your taxable year, your basis in the Class A common shares exceeds their fair market value, you will be entitled to deduct the excess as an ordinary loss, but only to the extent of your net mark-to-market gains from previous years. Your adjusted tax basis in the Class A common shares will be adjusted to reflect any income or loss recognized under these rules. In addition, any gain you recognize upon the sale of your Class A common shares will be taxed as ordinary income in the year of sale and any loss will be treated as an ordinary loss to the extent of your net mark-to-market gains from previous years. The Class A common shares will be considered to be regularly traded (i) during the current calendar year if they are traded, other than in de minimis quantities, on at least 1/6 of the days remaining in the quarter in which the offering occurs, and on at least 15 days during each remaining quarter of the calendar year; and (ii) during any other calendar year if they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Once made, the election cannot be revoked without the consent of the IRS unless the shares cease to be marketable.

A mark-to-market election, as described above, generally cannot be made for any Subsidiary PFICs. Consequently, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by Inter & Co that are treated as Subsidiary PFICs for U.S. federal income tax purposes.
If you are a U.S. Holder that owns an equity interest in a PFIC, you generally must annually file IRS Form 8621, and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of your taxable years for which such form is required to be filed. As a result, the taxable years with respect to which you fail to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.
You should consult your own tax advisor regarding the U.S. federal income tax considerations discussed above and the desirability of making a mark-to-market election.
Foreign Financial Asset Reporting.
Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year or U.S.$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of U.S.$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.
Backup Withholding and Information Reporting
Dividends paid on, and proceeds from the sale or other disposition of, the Class A common shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.
A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.
Foreign Account Tax Compliance Act
Under sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder, intergovernmental agreements entered into between the United States and other countries and implementing laws in respect of the foregoing (often referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), investors in our Class A common shares may be required to provide substantial information regarding their identities as well as those of their direct and indirect owners and this information may be reported to the IRS or other relevant tax authorities. In addition, it is possible that “passthru payments,” as defined under FATCA, on our Class A common shares may be subject to a withholding tax of 30%. Treasury regulations implementing this rule have not yet been adopted or proposed and the IRS has indicated that any such Treasury regulations would not be effective for payments made prior to two years after the date on which final Treasury regulations on this issue are published. Holders of our Class A common shares should consult their own tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.
THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION BY U.S. HOLDERS OF OUR

CLASS A COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATION.

CLASS A COMMON SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this offering, we will have 317,153,435 Class A common shares (including treasury shares) issued and outstanding, and 117,037,105 Class B common shares issued and outstanding (assuming no exercise of the underwriters’ option to purchase additional Class A common shares).
Lock-up Agreements
In connection with this offering, we, our controlling shareholder, our directors and officers have agreed not to offer, sell or transfer any Class A common shares or securities convertible into, or exchangeable or exercisable for, Class A common shares, for 90 days after the date of this prospectus. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:
•offer, pledge, sell or contract to sell any common shares;
•sell any option or contract to purchase any common shares;
•purchase any option or contract to sell any common shares;
•grant any option, right or warrant for the sale of any common shares;
•lend or otherwise dispose of or transfer any common shares;
•request or demand that we file a registration statement related to the Class A common shares; or
•enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.
This lock-up provision applies to Class A common shares and to securities convertible into or exchangeable or exercisable for Class A common shares, including our Class B common shares.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement dated                 , 2024 with respect to the Class A common shares being offered. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the number of Class A common shares set forth opposite its name below.

Underwriter	Number of Class A Common Shares
Goldman Sachs & Co. LLC
BofA Securities, Inc.
Total
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A common shares sold under the underwriting agreement if any of the Class A common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Class A common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the absence of any material adverse change in our business, the receipt by the underwriters of officer’s certificates and certain certificates, letters and opinions from our local and international counsel and our independent auditors. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the Class A common shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of US$                 per Class A common share. After the offering, the public offering price, concession or any other term of the offering may be changed. Sales of Class A common shares made outside of the United States may be made by affiliates of the underwriters.
The following table shows the per Class A common share and total underwriting discounts to be paid to the underwriters by us. This information assumes either no exercise or full exercise by BofA Securities, Inc. of its option to purchase additional Class A common shares.

	No Exercise	Full Exercise
Per Class A common share	US$	US$
Total	US$	US$
The expenses of the offering, not including the underwriting discounts and commissions, are estimated at US$     million and are payable by us. We have agreed to reimburse the underwriters for the expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.
Option to Purchase Additional Class A Common Shares
We have granted the underwriters the right to purchase up to 4,800,000 additional Class A common shares within 30 days from the date of this prospectus, at the public offering price, less underwriting discounts. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Class A common shares proportionate to that underwriter’s initial amount reflected in the above table. The underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional Class A common shares.
No Sales of Similar Securities
We, our controlling shareholder, and our directors and officers are entering into a 90-day lock-up agreement in connection with this offering. These restrictions are subject to certain exceptions. For further information, see the section of this prospectus entitled “Class A Common Shares Eligible for Future Sale”.
Nasdaq Listing
Our Class A common shares are listed on Nasdaq under the symbol “INTR.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the Class A common shares is completed, rules of the U.S. Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our Class A common shares. However, the representatives may engage in transactions that stabilize the price of the Class A common shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our Class A common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Class A common shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Class A common shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Class A common shares or purchasing Class A common shares in the open market. In determining the source of Class A common shares to close out the covered short position, the underwriters will consider, among other things, the price of Class A common shares available for purchase in the open market as compared to the price at which they may purchase shares through the option described above. Naked short sales are sales in excess of the option described above. The underwriters must close out any naked short position by purchasing Class A common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common shares made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common shares or preventing or retarding a decline in the market price of our Class A common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise, in accordance with applicable laws and regulations.
Neither we nor the underwriters, nor any of their respective agents, make any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of our Class A common shares. In addition, neither we nor the underwriters, nor any of their respective agents, make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Class A Common Shares
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of Class A common shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make internet distributions on the same basis as other allocations.
Relationships
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
The underwriters may enter into derivative transactions in connection with our Class A common shares, acting on the order and for the account of their clients. The underwriters may also purchase some of our Class A common shares offered hereby to hedge their risk exposure in connection with these transactions. Such transactions may have an effect on demand, price or offer terms of the offering without, however, creating an artificial demand during the offering.
In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Pricing of the Offering
The offering price per Class A common share in this offering will be set based on a bookbuilding process and may be different from recent trading prices of our Class A common shares.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A common shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A common shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A common shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Class A common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Argentina
The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.
Brazil
This is not a public offer (Oferta Pública) in Brazil. For purposes of Brazilian law, this offer of securities is addressed to you personally, upon your request only and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.
This transaction has not been and will not be registered under Brazilian Federal Law No. 6,385/1976, Regulation CVM 160/2022 or under any other Brazilian securities law. Accordingly, our Class A common shares and the offering have not been and will not be registered with the Comissão de Valores Mobiliários.
Therefore, as this prospectus supplement and the accompanying prospectus do not constitute or form part of any public offering to sell or solicitation of a public offering to buy any shares or assets in Brazil, the offering and THE CLASS A COMMON SHARES OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, AND MAY NOT BE OFFERED FOR SALE OR SOLD IN BRAZIL. DOCUMENTS RELATING TO THE CLASS A COMMON SHARES, AS WELL AS THE INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC, AS A PUBLIC OFFERING IN BRAZIL OR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE CLASS A COMMON SHARES TO THE PUBLIC IN BRAZIL.
Cayman Islands
This prospectus supplement and the accompanying prospectus does not constitute a public offer of the Class A common shares, whether by way of sale or subscription, in the Cayman Islands. Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in the Cayman Islands.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area (each a “Relevant State”), no Class A common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the Class A common shares may be offered to the public in that Relevant State at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the Underwriters for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our Class A common shares shall result in a requirement for the publication by us or any underwriter of a prospectus supplement or prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation .
For the purposes of this provision, the expression an “offer to the public” in relation to our Class A common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and our Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No Class A common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Class A common shares which has been approved by the Financial Conduct Authority, except that the Class A common shares may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives of the Underwriters for any such offer; or
(c)in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the Class A common shares shall require the Issuer to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Class A common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and the expression “FSMA” means the Financial Services and Markets Act 2000.]
Switzerland
This Prospectus is not intended to constitute, and does not constitute, an offer to the public or solicitation to purchase or invest in the Class A common shares. The Class A common shares may not be publicly offered, sold or marketed, directly or indirectly, in or into Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), except under the following exemptions under the FinSA:
(i)to any investor that qualifies as a professional client within the meaning of the FinSA;
(ii)in any other circumstances falling within Article 36 of the FinSA;
provided, in each case, that no such offer of Class A common shares referred to in (i) through (ii) above shall require the publication of a prospectus for offers of Class A common shares pursuant to the FinSA.
The Class A common shares have not been and will not be admitted to trading on any trading venue in Switzerland.
Neither this Prospectus nor any other marketing or offering material relating to the Class A common shares constitutes a prospectus within the meaning of the FinSA. This Prospectus has not been and will not be filed with, reviewed or approved by, a Swiss review body, and does not comply with the disclosure requirements applicable to a prospectus within the meaning of the FinSA. Neither this Prospectus nor any other offering or marketing material relating to the Class A common shares may be distributed or otherwise made available in Switzerland in a manner which would require the publication of a prospectus in Switzerland pursuant to the FinSA.
United Arab Emirates
The Class A common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Furthermore, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority of the United Arab Emirates or the Dubai Financial Services Authority.
Hong Kong
The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Singapore
This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1)

of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.
The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES OF THE OFFERING
We estimate that the total expenses in connection with this offering, which will be paid by us, will be as follows:

Amount (1)
(U.S.$)
Securities and Exchange Commission registration fee
Financial Industry Regulatory Authority filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous costs
Total
All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the Nasdaq listing fee and the Financial Industry Regulatory Authority (FINRA) filing fee. We will pay all of the expenses of this offering listed above.

CAYMAN ISLANDS DATA PROTECTION
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (“DPA”), based on internationally accepted principles of data privacy.
Privacy Notice
This privacy notice puts our shareholders on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use a Shareholder’s Personal Data
We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.
Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1-345-946-6283 or by email at info@ombudsman.ky.

VALIDITY OF SECURITIES
Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for Inter by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by White & Case LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for Inter by Maples & Calder (Cayman) LLP. Legal matters as to Brazilian law will be passed upon for Inter by Machado Meyer Advogados, and for the underwriters by Pinheiro Neto Advogados.
EXPERTS
The consolidated financial statements of Inter & Co, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes Ltda., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Inter has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.
Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at our principal executive office at Avenida Barbacena, No. 1.219, 22nd floor, Belo Horizonte, State of Minas Gerais, 30190-131, Brazil. Our investor relations office can be reached at +55 (31) 2138-7974.
We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

P R O S P E C T U S
INTER & CO, INC.
(Incorporated in the Cayman Islands)
Class A Common Shares

We may from time to time in one or more offerings offer and sell our Class A common shares. In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement, or the selling shareholders, may offer and sell the equity securities held by them. The selling shareholders may sell the equity securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the equity securities by the selling shareholders.
The securities which may be sold by us and by the selling shareholders may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 26 of this prospectus.
This prospectus describes some of the general terms that may apply to the securities. We and the selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities.
Our Class A common shares are currently listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “INTR.”
Investments in the securities involve risks. See “Risk Factors” on page 6 of this prospectus. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 16, 2024.

The securities are not being offered in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus or any prospectus supplement to “Inter & Co”, “Inter” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Inter & Co, Inc., together with its consolidated subsidiaries.
The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to the Central Bank of Brazil (Banco Central do Brasil). References in the prospectus to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil, and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.
i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. This prospectus only provides a general description of the securities that may be offered. Each time we offer securities, we will prepare a prospectus supplement containing specific information about that particular offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and the documents incorporated by reference in the registration statement. Statements contained in this prospectus or an applicable prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on the Company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”
We are responsible for the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus prepared by on or behalf of us, and we have not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

WHERE YOU CAN FIND MORE INFORMATION
Inter & Co has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and furnish certain information on current reports on Form 6-K. You may inspect and copy the reports and other information filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement, unless if explicitly incorporated by reference under “Incorporation of Documents by Reference.”
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
You may request a copy of our SEC filings, at no cost, by contacting us at our principal executive office located at Avenida Barbacena, No. 1.219, 22nd floor, Belo Horizonte, State of Minas Gerais, 30190-131, Brazil. Our investor relations office can be reached at ir@inter.co.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with or furnish to it into this prospectus. This means that we can disclose important information to you by referring you to another document filed or furnished separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus.
We incorporate by reference into this prospectus our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023, and any amendments thereto, if any (the “2022 Form 20-F”).
We incorporate by reference into this prospectus the following current reports on Form 6-K:
•Our current report on Form 6-K furnished to the SEC on January 16, 2024 (File No. 001-41419; Accession No. 0001628280-24-001376), containing our unaudited condensed consolidated interim financial statements as of and for the three and nine-month periods ended September 30, 2023 and 2022.
•Our current report on Form 6-K furnished to the SEC on January 16, 2024 (File No. 001-41419; Accession No. 0001628280-24-001370), containing (i) a discussion of our results of operations for the nine-month period ended September 30, 2023 and (ii) other information relating to recent developments.
All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Class A common shares offered by this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.
Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. Any other information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: Avenida Barbacena, No. 1.219, 22nd floor, Belo Horizonte, State of Minas Gerais, 30190-131, Brazil; phone: +55 (31) 2138-7974; email: ir@inter.co.

FORWARD-LOOKING STATEMENTS
This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.
These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.
These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:
•recent developments relating to actual events or concerns relating to liquidity constraints, defaults and non-performance by financial institutions;
•the impact of the ongoing wars in the Middle East and in Ukraine, and the impact of these events on the global economy, which are highly uncertain and difficult to predict;
•our future growth opportunities, expected earnings, expected capital expenditures, and future financing requirements;
•our ability to expand our business into markets outside of Brazil and in particular our ability to integrate the operations and obtain the benefits that we intend to achieve through our acquisition in the United States of USEND (now Inter&Co Payments, Inc.);
•general economic, political and business conditions both in Brazil and internationally, including in Brazil, developments and the perception of risks in connection with investigations and increasingly fractious relations among the Brazilian president and his administration, members of the Brazilian Congress and members of the Supreme Court, as well as policies and potential changes that have been or are proposed to be implemented, including economic and tax reforms, any of which may negatively affect growth prospects in the Brazilian economy as a whole;
•the socioeconomic, political and business environment in Brazil, including, but not limited to, foreign exchange rates, employment levels, population growth and consumer confidence;
•inflation as well as fluctuations in the real to the U.S. dollar and in interest rates;
•changes in applicable rules and regulations, including, but not limited to, those relating to taxation, employment, information technology, data privacy, and cybersecurity;
•our ability to implement our growth strategies;
•our ability to adequately finance our operations on favorable terms;
•our ability to satisfactorily serve our clients;
•our ability to attract and retain companies to offer their merchandise through our Inter Shop & Commerce Plus platform;
•our competitors and competitive position;
•changes in consumer preferences and consumer demand for our products and services;

•difficulties in maintaining and/or improving our products or in addressing client complaints and any negative publicity involving our products and services;
•increases in our operating costs, particularly in relation to our workforce; and
•other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent Annual Report on Form 20-F, which is incorporated by reference herein.
The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor any selling shareholders undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent registered public accounting firm has neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements. You are advised to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and on Forms 6-K that are designated as being incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

RISK FACTORS
Any investment in the Class A common shares involves a high degree of risk. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of our Class A common shares.
We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.
In general, investing in the securities of issuers in emerging market countries such as Brazil involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

INTER & CO, INC.
Our mission is to empower people to manage their finances and daily activities, through a simple and seamlessly integrated digital experience. We aim to bring the breadth of possibilities of the offline world to the palm of our client’s hands, with the convenience and scalability of a digital native Super App. As we began our journey as a digital bank, we were attracted to a market that we believed was ripe for disruption given the lack of focus on what truly mattered: the client.
We allow clients to capitalize on the full extent of our technology to solve many of their daily financial and non-financial needs across one single Super App, which includes the following business verticals:
•Inter Banking & Spending – a fully digital account that allows clients to pay bills, spend on and offline, and transfer funds, among many other features.
•Inter Credit – lending solutions that enable clients to fund their life ambitions.
•Inter Shop & Commerce Plus – our marketplace solutions for clients to efficiently purchase goods and an ever-growing set of on-demand services to address our clients’ daily activities.
•Inter Invest – an open marketplace for investment products that empower clients to invest for their future.
•Inter Insurance – insurance brokerage services that enable our clients to protect all the important assets and aspects of their lives.
•Global – solution for Brazilian clients who are traveling abroad and for Brazilians residing in the US. This category of products brings many of our core financial and commerce ecosystems to a global experience.
•Loyalty - our reward program, which drives retention and activation by all verticals listed above, offering multiple opportunities for clients to earn and use points inside our SuperApp.
Inter & Co was incorporated on January 26, 2021, as an exempted company with limited liability in the Cayman Islands. Inter & Co’s principal executive office is located at Avenida Barbacena, No. 1.219, 22nd floor, Belo Horizonte, State of Minas Gerais, Brazil 30190-131. The telephone number for our Investor Relations Department, located at this address is +55 (31) 2138-7974 and the email is <ir@inter.co>. Inter & Co indirectly owns, through its wholly-owned subsidiaries, Inter US Holding, Inc. and Inter Holding Financeira, S.A., respectively, all shares of Banco Inter S.A.
Investors should contact our Investor Relations Department for any inquiries through the address, email and telephone number indicated above. Our principal website is <bancointer.com.br> and our Investor Relations Department website is <ri.bancointer.com.br/>. The information contained in, or accessible through, our website is not incorporated into this prospectus. In addition, the SEC maintains a website at http://www.sec.gov, from which you can electronically access this prospectus, and other information regarding issuers that file electronically with the SEC.

USE OF PROCEEDS
We intend to use the proceeds from the sale of the Class A common shares offered by us as set forth in the applicable prospectus supplement.
In the case of a secondary offering of Class A common shares, we will not receive any of the proceeds of the sale by any selling shareholders of the Class A common shares covered by this prospectus.

DESCRIPTION OF SHARE CAPITAL
We were incorporated on January 26, 2021, as a Cayman Islands exempted company with limited liability with the Cayman Islands Registrar of Companies. Our corporate purposes are (i) the business of holding equity participations in other entities and any matters ancillary or incidental thereto; and (ii) any matters necessary for, or ancillary or incidental to, the administration of our Company from time to time, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.
Our affairs are governed principally by: (1) our memorandum and articles of association (as adopted at the relevant time); (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our current Memorandum of Association, subject to Cayman Islands law, we have full capacity to carry on (i) the business of holding equity participations in other entities and any matters ancillary or incidental thereto; and (ii) any matters necessary for, or ancillary or incidental to, the administration of the Company from time to time. Our registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
As of the date of this prospectus, our authorized share capital is US$50,000 divided into 20,000,000,000 shares of a par value of US$0.0000025 each, of which 285,153,435 have been issued and are outstanding as Class A Shares of par value of US$0.0000025 each and 117,037,105 have been issued and are outstanding as Class B Shares of par value of US$0.0000025 each.
Each person owning Class A common shares held through the Depositary Trust Company, or DTC, must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares. Persons wishing to obtain certificates for their Class A common shares must make arrangements with DTC.
Our Class B common shares are not freely tradable and are not and will not be listed on any exchange.
The following discussion summarizes the material terms of the Class A common shares of Inter & Co which may be offered by this prospectus. This discussion does not purport to be complete and is qualified in its entirety by reference to the Articles of Association included as Exhibit 1.1 to our most recent Annual Report on Form 20-F.
Share Capital
Our Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership and voting interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert their shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below.
As of the date of this prospectus, our total authorized share capital is US$50,000, divided into 20,000,000,000 shares with a par value of US$0.0000025 each, of which:
•10,000,000,000 shares are designated as Class A common shares;
•5,000,000,000 shares are designated as Class B common shares; and
•5,000,000,000 shares are undesignated.
The authorized but unissued shares that are presently undesignated may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.
Treasury Stock
At the date of this prospectus, Inter & Co has no Class A common shares or Class B common shares in treasury.

Listing
Our Class A common shares are listed on Nasdaq under the symbol “INTR.” Settlement of any Class A common shares offered pursuant to this prospectus is expected to take place on or about the completion date of the relevant offering through DTC, in accordance with its customary settlement procedures for equity securities. If your shares are registered in the name of DTC, you will not be a shareholder or member of the company. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares.
Our Class A common shares are listed in registered form and are not certificated.
Transfer Agent and Registrar
We have appointed American Stock Transfer & Trust Company LLC as our agent in New York to maintain the shareholders’ register and to act as transfer agent, registrar and paying agent for the Class A common shares. Any Class A common shares offered pursuant to this prospectus will be traded on Nasdaq in book-entry form. The transfer agent, registrar and paying agent’s address is 6201 15th Avenue, Brooklyn — NY 11219, and its telephone number is +1 (800) 937-5449 or +1 (718) 921-8124.
Corporate Purpose
Our corporate purposes are (i) the business of holding equity participations in other entities and any matters ancillary or incidental thereto; and (ii) any matters necessary for, or ancillary or incidental to, the administration of our Company from time to time and we shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.
Issuance of Shares
Except as expressly provided in our Articles of Association, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the Company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act.
We will not issue bearer shares.
Our Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration; or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership and voting interests in us (following our offer to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership and voting interest in us pursuant to our Articles of Association).
In light of: (a) the above provisions; and (b) the 10-to-one voting ratio between our Class B common shares and Class A common shares, holders of Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future.
Fiscal Year
Our fiscal year begins on January 1 of each year and ends on December 31 of such year.

Voting Rights
A holder of a Class B common share is entitled, in respect of such share, to 10 votes per share, while a holder of a Class A common share is entitled, in respect of such share, to one vote per share. The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the appointment of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.
Our Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:
•separate class consents from the holders of Class A common shares and Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares; however, the Directors may treat the two classes of shares as forming one class if they consider that both such classes would be affected in the same way by a proposal;
•the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issuance of additional Class B common shares; and the rights conferred on holders of Class B common shares shall not be deemed to be varied by the creation or issuance of additional Class A common shares; and
•the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith, by the redemption or purchase of any shares of any class us, the cancellation of authorised but unissued shares of that class or the creation or issuance of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.
As set forth in our Articles of Association, our board of directors has authority to increase or decrease the number of shares comprising any such class or series (but not below the number of shares of any class or series of shares then outstanding) without the approval of the holders of Class A common shares and Class B common shares. However, our authorized share capital may only be increased by way of an “ordinary resolution,” which is defined in the Articles of Association as being a resolution (1) of a duly constituted general meeting passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote present in person or by proxy and voting at the meeting; or (2) approved in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.
Conversion Rights
Each Class B common share may be converted into one Class A common share (i) upon delivery by the holder of such Class B common share of a notice to Inter & Co, at its registered office, in the form described in our Articles of Association, to effect a conversion of such Class B common share or (ii) automatically upon any transfer of such Class B common share, whether or not for value, except for certain limited transfers described in our Articles of Association. Such transfers include transfers to affiliates, one or more trustees of a trust established for the benefit of the shareholder or their affiliates, and partnerships, corporations and other entities owned or controlled by the shareholder or their affiliates, as well as to a non-affiliate transferee that agrees in writing with us to make a tender offer or exchange offer to all holders of Class A common shares, pursuant to the tag-along rights contained in the Articles of Association as described in “―Transfer of Shares―Tag Along.”
Upon conversion of Class B common shares into Class A common shares, the resulting Class A common shares may be transferred, subject to any restrictions under applicable law.
As set forth in Inter & Co’s Articles of Association, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of votes of the outstanding Class B common shares represents less than 10% of the voting share rights of the Company. Additionally, the holders of a majority of the then outstanding Class B common shares have the right to require that all outstanding Class B common shares be converted.

Preemptive or Similar Rights
The Class B common shares are entitled to maintain a proportional ownership and voting interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if we intend to issue Class A common shares, we must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure that the proportion in nominal value of the issued common shares held by such holder as Class B common shares, after the issuance of such Class A common shares will be as nearly as practicable equal to the proportion in nominal value of the issued common shares held by such holder as Class B common shares before the said issuance. This right to maintain a proportional ownership interest does not apply in circumstances where fractional entitlements are rounded or otherwise settled or sold at the discretion of our board of directors or the making of an offer to a holder of Class B common shares would in the view of our board of directors pose legal or practical problems in or under the laws or securities rules of any jurisdiction or the requirements of any regulatory body or stock exchange such that our board of directors considers it necessary or expedient in the interests of the Company to exclude such holder from the offer, and the holders of two-thirds of the Class B common shares may consent in writing to our board of directors issuing of Class A common shares for cash without such offer being made. In addition, pursuant to our Articles of Association, preemptive rights will be deemed waived to the extent a holder of Class B common shares does not exercise such rights within the time period stated in the offer made by us to such holder of Class B common shares, which period must be at least 30 days beginning on the date the offer is deemed received by such holder.
Equal Status
Except as expressly provided in our Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any: (1) merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not we are the surviving entity); (2) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third party pursuant to an agreement to which we are a party, or (3) tender or exchange offer by us to acquire any Class A common shares or Class B common shares, in each such case the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration (as shall be adjusted, in the case of share or equivalent consideration, by the directors so as to account for the different economic and voting rights that exist or may exist between such consideration and the share classes) as the holders of Class B common shares, and (except as foresaid) the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.
Record Dates
For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date which shall not exceed 40 days prior to the date where the determination will be made.
General Meetings of Shareholders
As a condition of admission to a general meeting, a shareholder must be duly registered as a shareholder at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being themselves a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our Articles of Association provide that in each year Inter & Co will hold an annual general meeting of shareholders, within the first four months following the end of its fiscal year. For the annual general meeting of shareholders, the agenda shall be set by our board of directors and will include, among other things, the presentation of the annual accounts and the report of the directors (if any) and the aggregate compensation to be paid to our directors and officers will be subject to shareholder approval at our annual general meeting.
Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other general meetings during the year.
General meetings of shareholders are generally expected to take place in Belo Horizonte, Brazil, but may be held elsewhere, including virtually, if the directors so decide.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than 21 clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
We will give notice of each general meeting of shareholders by publication on our website and in any other manner that we may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a general meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.
Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be deemed to be shareholders or members of Inter & Co and must rely on the procedures of DTC regarding notice of general meetings and the exercise of rights of a holder of the Class A common shares.
A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-fourth of aggregate of the voting power of all shares in issue and entitled to vote upon the business to be transacted. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, a second meeting may be called with at least eight days’ notice to shareholders specifying the place, the day and the hour of the second meeting, as the Directors may determine, and if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum. In respect of a separate class meeting (other than an adjourned meeting) convened to sanction the modification of class rights, the necessary quorum is persons holding or representing by proxy not less than two-thirds of the issued Inter & Co shares of the applicable class.
A resolution put to a vote at a general meeting shall be decided on a poll. Generally speaking, an ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at a quorate general meeting and a special resolution requires the affirmative vote of at least a two-thirds majority of the votes cast by, or on behalf of, the shareholders entitled to vote who are present in person or by proxy and voting at a quorate general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Articles of Association.
Pursuant to our Articles of Association, general meetings of shareholders are to be chaired by any person appointed by our board of directors, and in the event that the directors do not appoint any person, the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman, nor the vice-chairman, nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of Inter & Co, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

In addition to the matters required to be approved by shareholders by Cayman Islands law, our Articles of Association provide that the following matters shall be approved by ordinary resolution (requiring the affirmative vote of a simple majority of those shareholders attending and voting in person or by proxy at a quorate general meeting), unless the Companies Act requires a special resolution (requiring the affirmative vote of at least a two-thirds majority of those shareholders attending and voting in present or by proxy at a quorate general meeting):
•acquisitions where the issuance of Inter & Co shares (including shares issued pursuant to an earn-out provisions or similar type of provision and securities that are convertible, exercisable or exchangeable for Inter & Co shares) equals 20% or more of the pre-transaction outstanding shares or aggregate voting power outstanding of Inter & Co;
•acquisitions where the issuance of Inter & Co shares (including shares issued pursuant to an earn-out provisions or similar type of provision and securities that are convertible, exercisable or exchangeable for shares) equals 5% or more of the pre-transaction outstanding shares or aggregate voting power outstanding of Inter & Co when an officer, director or shareholder who beneficially own 5% of the total outstanding Shares or voting power of Inter & Co has a 5% or greater interest in the target or assets to be acquired (or such persons collectively have a 10% or greater interest in the target or assets to be acquired);
•transactions, other than a public offering, involving the sale, issuance or potential issuance by Inter & Co of Inter & Co shares (or securities that are convertible, exercisable or exchangeable for such shares), which alone or together with sales by officers, directors or shareholders who beneficially own 5% of the total outstanding shares or voting power of Inter & Co, equals 20% or more of the shares or voting power of the Company outstanding before the sale or issuance if such sale or issue price is lower than the closing price of Inter & Co shares the trading day immediately preceding the signing of the binding agreement in relation to such sale or issue or the average of the closing price of the shares the five trading days immediately preceding the signing of the binding agreement in relation to such sale or issue;
•the issuance of Inter & Co shares (or securities that are convertible, exercisable or exchangeable for shares) that will result in a change of control of Inter & Co;
•the adoption or material amendment of any incentive plan or equity compensation arrangement by Inter & Co other than in circumstances where shareholder approval would not be necessary pursuant to Nasdaq rules; and
•a merger or spin-off involving Inter & Co, with one or more businesses or entities.
Liquidation Rights
If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between us and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in us.
Changes to Capital
Pursuant to the Articles of Association, we may from time to time by ordinary resolution (requiring the affirmative vote of a simple majority of those shareholders attending and voting in person or by proxy at a quorate general meeting):
•increase our authorized share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

•convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;
•subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
•cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.
Our shareholders may by special resolution (requiring the affirmative vote of at least a two-thirds majority of those shareholders attending and voting in person or by proxy at a quorate general meeting), subject to confirmation by the Grand Court of the Cayman Islands on an application by Inter & Co for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.
In addition, subject to the provisions of the Companies Act and our Articles of Association, we may:
•issue shares on terms that they are to be redeemed or are liable to be redeemed;
•purchase our own shares (including any redeemable shares); and
•make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of our own capital.
Transfer of Shares
Class A common shares
Subject to any applicable restrictions set forth in the Articles of Association or applicable law, any of our shareholders may transfer all or any of their Class A common shares by an instrument of transfer in the usual or common form or in the form prescribed by Nasdaq or any other form approved by our board of directors.
The Class A common shares are traded on Nasdaq in book-entry form and may be transferred in accordance with our Articles of Association and Nasdaq’s rules and regulations.
Class B common shares
Each Class B common share will be converted into one Class A common share automatically upon any transfer of such Class B common share, whether or not for value, except for certain limited transfers described in our Articles of Association. Upon conversion of Class B common shares into Class A common shares, the resulting Class A common shares may be transferred, subject to any restrictions under applicable law.
Tag-along
Our Articles of Association provide that, subject to certain exceptions, if, in one or a series of transactions, (i) the controlling shareholder transfers Common Shares (as defined in our Articles of Association) representing our Voting Control (as defined in our Articles of Association) to a person or group of persons acting in concert, or (ii) the controlling shareholder transfers all or part of its Common Shares to a person or group of persons acting in concert and such a person or group of persons obtain Voting Control within 12 months from the acquisition of the controlling shareholder’s Common Shares or from the receipt of payment by the controlling shareholder (such person or group of persons acting in concert described in (i) or (ii), the “new controlling shareholder”), then the new controlling shareholder shall make a tender offer or exchange offer (the “Offer”) to all holders of Class A common shares, pursuant to which the holders of Class A common shares shall have the right to elect to receive a price for each Class A common share equivalent to the weighted average price per share paid by the new controlling shareholder for the acquisition of Common Shares from the controlling shareholder during the 12-month period prior to the acquisition of Voting Control by the new controlling shareholder.
The new controlling shareholder shall commence the Offer within 30 days after the consummation acquisition of Voting Control; provided that if any filing with or approval by the SEC or other securities regulator or stock exchange is required under any applicable law in connection with such Offer, the new controlling shareholder shall make such applicable filings or seek such approval within 30 days after acquisition of Voting Control of the Company and procure that the Offer is commenced as soon as reasonably practicable thereafter.
Notwithstanding anything to the contrary herein, the obligation to make an Offer shall not apply:
•if the transfer of Voting Control or the transfer of all or part of the controlling shareholder’s Common Shares occurs as a result of (i) a public offering, (ii) a business combination, (iii) a tender offer or exchange offer conducted by a third party and addressed to all holders of Class A common shares, or (iv) open market transactions on a stock exchange;
•in connection with any transfer to affiliates, heirs or successors of the controlling shareholder;
•in connection with any transfer to one or more trustees of a trust established for the benefit of the controlling shareholder or an affiliate of the controlling shareholder;
•in connection with any transfer to a partnership, corporation or other entity exclusively owned or controlled by the controlling shareholder or an affiliate of the controlling shareholder; or
•in connection with any transfer to organizations that are exempt from taxation under Section 501(3)(c) of the United States Internal Revenue Code of 1986, as amended (or any successor thereto).
For the purposes of the tag along rights, “controlling shareholder” means a shareholder or group of shareholders holding the Voting Control and “Voting Control” means the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the Company.
Share Repurchase
The Companies Act and our Articles of Association permit us to purchase our own shares, subject to certain restrictions. Our board of directors may only exercise this power on behalf us, subject to the Companies Act, our Articles of Association and to any applicable requirements imposed from time to time by the SEC; or the applicable stock exchange on which our securities are listed, including Nasdaq.
Dividends and Capitalization of Profits
We have not adopted a dividend policy with respect to payments of any future dividend. Our board of directors has decided that it is not necessary to have a dividend policy because all of our dividend rules are set forth in our Articles of Association Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders, but no dividend shall be declared in excess of the amount recommended by our board of directors. Our board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and our Articles of Association, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); in each case other than: (1) any other share class with preference over Class A common shares and Class B common shares eventually created, and (2) the partial payment of dividends to shares that are not fully paid up (as to par value).
The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.
Appointment, Disqualification and Removal of Directors
We are managed by our board of directors. Our Articles of Association provide that our board of directors will be composed of such number of directors as a majority of directors in office may determine, provided that unless otherwise determined by our shareholders by special resolution, our board of directors shall consist of at least three and up to twelve directors. Our Articles of Association do not include a mandatory retirement age.

Our Articles of Association also allow additional directors to be appointed through ordinary resolution. Our Articles of Association provide that our board of directors must include at least 20% of the total number of directors or two directors (whichever is greater) which are independent directors.
Shareholders appoint directors through ordinary resolution, which requires the affirmative vote of a simple majority of those shareholders attending and voting in person or by proxy at a quorate general meeting. Each director shall be appointed for a two-year term, unless they resign or their office is vacated earlier, provided, however, that such term shall be extended beyond two years in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).
We may also enter into agreements with one or more shareholders granting them the right to appoint and remove one or more directors on such terms as our board of directors may determine from time to time, and such directors may only be removed in accordance with the terms of such agreements and as otherwise set out in our Articles of Association.
Grounds for Removing a Director
A director may be removed with or without cause by ordinary resolution (requiring the affirmative vote of a simple majority of those shareholders attending and voting in person or by proxy at a quorate general meeting). The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for their removal.
The office of a director will be vacated automatically if such director (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his or her co-directors, becomes incapable by reason of mental disorder of discharging his duties as director; (4) resigns his or her office by notice to us; or (5) has for three consecutive meetings of the board of directors been absent without permission of the directors, and the remaining directors resolve that his or her office be vacated.
Proceedings of our Board of Directors
Our business is to be managed and conducted by our board of directors. The quorum necessary for a board meeting shall be a simple majority of the directors then in office (but not less than two directors), and business at any meeting shall be decided by a majority of votes.
Subject to the provisions of our Articles of Association, our board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in Belo Horizonte, Brazil or at such other place, including virtually, as the directors may determine. The independent members of our board of directors will also hold meetings separate from the other members of our board of directors at least once every calendar quarter.
Subject to the provisions of our Articles of Association, to any directions given by ordinary resolution of our shareholders and Nasdaq listing rules, our board of directors may from time to time at its discretion exercise all of our powers, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our Company or of any third party.
Inspection of Books and Records
Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or our corporate records. However, our board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders. Notwithstanding the above, our Articles of Association provide that the Company's annual accounts shall be presented at each annual general meeting.
Register of Members
Our Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of Class A common shares.

Under Cayman Islands law, we must keep a register of members that includes:
•the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
•whether voting rights attach to the shares in issue;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.
Under Cayman Islands law, our register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a rebuttable presumption) and a shareholder registered in the register of members is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of members. The shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.
However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our common shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Exempted Company
We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Where the proposed activities of a company are to be carried out mainly outside of the Cayman Islands, the registrant can apply for registration as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•an exempted company’s register of shareholders is not open to inspection;
•an exempted company does not have to hold an annual general meeting;
•an exempted company may issue shares with no par value;
•an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•an exempted company may register as a limited duration company; and
•an exempted company may register as a segregated portfolio company.
“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with Nasdaq rules in lieu of following home country practice.

Anti-Takeover Provisions in our Articles of Association
Some provisions of our Articles of Association may discourage, delay or prevent a change in control or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of holders of Class B common shares. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control to first negotiate with our board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Two Classes of Common Shares
Our Class B common shares are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since our controlling shareholder owns all of the Class B common shares, they have the ability to elect a majority of the directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.
So long as the controlling shareholder has the ability to determine the outcome of most matters submitted to a vote of shareholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the appointment of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell Class A common shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.
Preferred Shares
Our board of directors is given broad powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.
Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Articles of Association and the Companies Act, for what they believe in good faith to be in our best interests.
Protection of Non-Controlling Shareholders
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.
Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.
Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles of Association.
The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge: (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves are control shareholders; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Restricted Shares
Except as disclosed in our most recent Annual Report on Form 20-F under the caption “Item 7. Major Shareholders and Related Party Transactions―B. Related Party Transactions―Shareholders’ Agreements—Shareholders’ Agreement with SoftBank,” no shareholders of Inter & Co have formal registration rights. Holders of restricted or control shares, entities controlled by them or their permitted transferees will be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings have been brought elsewhere.
Substantially all of our assets are located outside the United States, in Brazil. In addition, all of the members of our board of directors and all of our officers are residents of Brazil and all or a substantial portion of their respective assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, any state in the United States or other jurisdiction outside Brazil.
As a result, two litigation scenarios may arise out of this transaction: (1) a claim being filed outside Brazil; and (2) a claim being filed in Brazil.
(1)A claim filed outside Brazil: In the case of a party filing a lawsuit related, for instance, to the offering within the United States or within any other country; or pursuing the enforcement of a foreign award based on civil liability provisions of the federal securities laws of the United States or the laws of any other country.
We believe that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. We believe that a judgment against us, the members of our board of directors or our executive officers obtained in the United States would be enforceable in Brazil, without reconsideration of the merits of the original lawsuit, upon recognition of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), or STJ. Decisions on interlocutory measures may likewise be enforced in Brazil in accordance with applicable laws. Recognition will occur, according to Articles 963 and 964 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended), if the foreign decision:
•fulfills all formalities required for its enforceability under the laws of the place or jurisdiction in which the decision was rendered;
•is issued by a court or competent authority of the country in which the judgment is made, after proper service of process on the parties is made in accordance with applicable law, considering that service of process on individuals in Brazil must comply with applicable Brazilian law, or after sufficient evidence of the parties’ absence has been given, in accordance with the applicable law of the jurisdiction where the foreign judgment was entered;

•is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of article 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);
•is final and/or not subject to appeal (res judicata) in the jurisdiction in which it was issued;
•there is no conflict between the foreign award and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;
•is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate over the place the award is rendered;
•is accompanied by a sworn translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and
•is not contrary to Brazilian national sovereignty, good morals or public policy and does not violate the dignity of the human person (as set forth in Brazilian law).
The judicial recognition process before the STJ may be time consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil. Upon its recognition by the STJ, the enforcement of the judgment is delegated to a lower federal court.
As established by article 965 of the Brazilian Code of Civil Procedures, after being recognized by the STJ the international judgment must be enforced before the competent federal court, at the request of the interested party and in accordance with Brazilian norms. This can also be time-consuming and expensive.
(2)A claim filed in Brazil: We believe that original actions may be brought in connection with this offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable Brazilian laws and provided that Brazilian courts can assert jurisdiction over the particular lawsuit, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors. The application of a foreign body of law by Brazilian courts may be troublesome, as Brazilian courts consistently base their decisions on domestic law, or refrain from applying a foreign body of law for a number of reasons. Although remote, there is a risk that Brazilian courts, considering relevant case-by-case rationale, may dismiss a petition to apply a foreign body of law and may adopt Brazilian laws to adjudicate the case. In any case, we cannot assure you that Brazilian courts will confirm their jurisdiction to rule on such matter, which will depend on the connection of the case to Brazil and, therefore, must be analyzed on a case-by-case basis.
In addition, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil and who does not own real property in Brazil, must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money, except in the case of (1) enforcement of an extrajudicial enforcement instrument (a title that shall be enforced in Brazilian courts without a review on the merits and enables the creditor with the possibility of immediate attachment of assets, or titulo executivo extrajudicial); (2) enforcement of a judgment, including foreign judgments that have been duly recognized by the STJ; (3) counterclaims; and (4) an exemption is provided by an international agreement or treaty to which Brazil is a signatory, as set forth under Article 83, 1st paragraph of the Brazilian Code of Civil Procedure.
If proceedings are brought in the courts of Brazil seeking to enforce our obligations with respect to our Class A common shares, claim and payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais.
We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law to the extent that the assets are located in Brazil.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against it under the securities laws of the United States.

TAXATION
Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS
Selling shareholders to be named in an applicable prospectus supplement may, from time to time, offer and sell some or all of the equity securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell equity securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of the equity securities held by them in transactions exempt from the registration requirements of the Securities Act.
We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of equity securities beneficially owned by such selling shareholder and the number of equity securities they are offering. The applicable prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION
At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.
Each prospectus supplement with respect to Class A common shares will set forth the terms of the offering of those Class A common shares, including the name or names of any underwriters or agents, the price of such Class A common shares and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those Class A common shares may be listed.
We and any selling shareholder may sell the Class A common shares:
•through agents;
•to or through underwriters or dealers;
•directly to purchasers; or
•through a combination of any of these methods of sale.
Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the Class A common shares are listed will be described in the applicable prospectus supplement.
Underwriters
If we or any selling shareholders use underwriters in the offering, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the offering. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivative or hedging instruments, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell Class A common shares short using this prospectus and deliver Class A common shares covered by this prospectus to close out such short positions, or loan or pledge Class A common shares to financial institutions that in turn may sell the Class A common shares using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.
If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.
Dealers
If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.
Agents and Direct Sales
We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.
Institutional Investors
Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that any institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include (i) commercial and savings banks; (ii) insurance companies; (iii) pension funds; (iv) investment companies; (v) educational and charitable institutions; and (vi) other similar institutions as we or any selling shareholders may approve.
The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that govern the validity of the arrangements or the performance by us or the institutional investor.
Indemnification
Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to U.S. federal and New York State law will be passed upon for Inter & Co by Cleary Gottlieb Steen & Hamilton LLP. The validity of the Class A common shares offered pursuant to this prospectus and other legal matters as to Cayman Islands law will be passed upon for Inter & Co by Maples and Calder (Cayman) LLP. Legal matters as to Brazilian law will be passed upon for Inter & Co by Machado, Meyer, Sendacz e Opice Advogados. Any underwriters will also be advised about certain legal matters by their own counsel, which will be named in any applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Inter & Co, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes Ltda., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.